Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

CASCADE CORPORATION,

TOYOTA INDUSTRIES CORPORATION

and

INDUSTRIAL COMPONENTS AND ATTACHMENTS II, INC.

Dated as of October 22, 2012

i

ii

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INDEX OF DEFINED TERMS

Page

Acceptable Confidentiality Agreement	53
Acceptance Time	2
Acquisition Proposal	73
Acquisition Transaction	74
Action	23
Affiliate	73
Agreement	1
Antitrust Law	73
Arrangements	41
Articles of Merger	11
Book-Entry Share	12
Business Day	74
Certificate	12
Certificate of Merger	11
Closing	11
Closing Date	11
COBRA	27
Code	14
Collective Bargaining Agreement	74
Company	1
Company Articles	16
Company Benefit Plan	74
Company Bylaws	16
Company Capital Stock	17
Company Change of Recommendation	54
Company Common Stock	1
Company Disclosure Schedule	16
Company Exclusively Licensed Intellectual Property	36
Company Indemnity Agreement	60
Company Insurance Policies	40
Company Leased Real Property	35
Company Loan Agreement	75
Company Material Contract	34
Company Options	15
Company Owned Intellectual Property	36
Company Owned Real Property	35
Company Preferred Stock	17
Company Recommendation	5
Company Restricted Shares	16
Company SARs	15
Company SEC Reports	21
Company Shareholder Approval	19

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Company Shareholders Meeting	56
Confidentiality Agreement	57
Continuing Directors	8
Contract	75
Covered Employees	62
Covered Securityholders	41
D&O Insurance	61
Disclosed Company Benefit Plans	26
Dissenting Shares	15
Effective Time	11
Encumbrances	19
Environmental Laws	39
ERISA	26
Exchange Act	2
Exchange Agent	12
Exchange Fund	12
Expiration Date	3
Export Controls	43
Final Order	75
Foreign Corrupt Practices Act	42
GAAP	21
Governmental Approval	75
Governmental Approval Condition	Annex I-1
Governmental Authority	20
Hazardous Substances	39
HSR Act	20
HSR Approval	75
Import Restrictions	43
Indebtedness	75
Indemnified Parties	60
Initial Expiration Date	3
Intellectual Property	37
Knowledge	76
Law	31
Lease	35
Leases	35
Material Adverse Effect	76
Merger	1
Merger Consideration	12
Merger Sub	1
Minimum Tender Condition	Annex I-1
Non-U.S. Plans	77
NYSE	3
OBCA	77
Offer	1
Offer Conditions	2

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Offer Documents	4
Offer Price	1
Offer to Purchase	2
Outside Date	3
Parent	1
Parent Bylaws	44
Parent Certificate	44
Parent Disclosure Schedule	44
Pensions Regulator	77
Permit	31
Permits	31
Permitted Encumbrance	77
Person	77
Pre-Termination Bidder	67
Proxy Statement	56
Recommendation Change Notice	54
Release	39
Remedial Measures	40
Representatives	52
Restraints	65
Sanctions Law	43
Sarbanes-Oxley Act	21
SARs	15
Schedule 14D-9	5
Schedule TO	4
SEC	3
Securities Act	10
Subsidiary	77
Superior Proposal	78
Surviving Entity	10
Takeover Laws	20
Tax	24
Tax Return	25
Taxes	24
Tender Agreement	1
Termination Fee	68
Top-Up Closing	9
Top-Up Option	9
Top-Up Shares	9
Trade Secrets	37
Transactions	1
UK Plan	78

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 22, 2012, is by and among Toyota Industries Corporation, a corporation formed under the laws of Japan ("Parent"), Industrial Components and Attachments II, Inc., a corporation formed under the laws of the State of Delaware and an indirect wholly owned subsidiary of Parent ("Merger Sub"), and Cascade Corporation, a corporation formed under the laws of the State of Oregon (the "Company").

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and conditions set forth in this Agreement;

WHEREAS, Parent shall cause Merger Sub to commence a cash tender offer (as it may be amended from time to time, the "Offer") in accordance with the terms hereof to purchase all of the outstanding shares of common stock, par value $0.50 per share, of the Company (the "Company Common Stock") for $65.00 per share (such amount, or any higher amount per share paid pursuant to the Offer, being the "Offer Price"), net to the seller in cash, without interest;

WHEREAS, following completion of the Offer, Merger Sub will merge with and into the Company (the "Merger"), with the Company surviving the Merger, and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer (other than such shares owned by Merger Sub, Parent or any Subsidiary of Parent or the Company immediately prior to the Effective Time, and other than Dissenting Shares, if any) will be converted into the right to receive the Merger Consideration (as defined below), in each case upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Board of Directors of the Company has unanimously determined that this Agreement, including the Offer, the Merger and the other transactions contemplated hereby (collectively, the "Transactions"), is in the best interests of the Company and its shareholders and has adopted this Agreement and determined to recommend that its shareholders accept the Offer and tender their shares pursuant to the Offer and, if required by applicable Law, vote in favor of the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain holders of shares of Company Common Stock are executing a Tender and Voting Agreement in favor of Parent, substantially in the form attached hereto as Exhibit A (the "Tender Agreement").

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Article I
The Offer

Section 1.1 The Offer.

(a)          Provided, that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as reasonably practicable after the date of this Agreement but in no event later than the tenth (10th) Business Day after the date hereof (or such later date as the parties may agree in writing), Merger Sub shall, and Parent shall cause Merger Sub to (and the Company shall cooperate with Parent and Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) the Offer.

(b)          Subject to the terms and conditions of this Agreement, including the prior satisfaction or waiver of the conditions set forth in Annex I (the "Offer Conditions"), Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer in accordance with its terms and accept for payment each share of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer (the time and date of acceptance for payment, the "Acceptance Time") and promptly following the acceptance of the shares of Company Common Stock for payment pursuant to the Offer, pay (subject to any withholding of Tax pursuant to Section 2.2(g)) the Offer Price net to the seller in cash, without interest, for each share of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer. The obligation of Merger Sub to (and of Parent to cause Merger Sub to) accept for payment, and pay the Offer Price net to the seller in cash, without interest, for each share of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer shall be subject only to the satisfaction, or waiver by Parent or Merger Sub if permitted hereunder, of each of the Offer Conditions.

(c)          The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") that contains the terms and conditions of the Offer as set forth in this Agreement, including the Minimum Tender Condition (as defined in Annex I). Parent and Merger Sub expressly reserve the right (but shall not be obligated), at any time and from time to time in their sole discretion, to waive any of the Offer Conditions, to increase the Offer Price or to modify or amend any other terms and conditions of the Offer; provided, that without the written consent of the Company, Parent and Merger Sub shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the number of shares of Company Common Stock sought to be purchased in the Offer, (D) impose additional conditions on the consummation of the Offer, (E) amend or modify any of the Offer Conditions in a manner that adversely affects any holder of shares of Company Common Stock, (F) change or waive the Minimum Tender Condition (or HSR Approval component of the Governmental Approval Condition), (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by Section 1.1(e) of this Agreement or (H) otherwise amend or modify the Offer in a manner that adversely affects, any holder of shares of Company Common Stock. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each right shall be deemed an ongoing right that may be asserted at any time and from time to time.

(d)          Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight, New York time, on the date that is twenty (20) Business Days (determined for this purpose in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (the "Initial Expiration Date") or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Offer has been extended pursuant to and in accordance with this Agreement, the "Expiration Date").

(e)          The Offer shall be extended from time to time as follows:

(i)          If at any then scheduled Expiration Date, any of the Offer Conditions set forth in clauses (a), (b) or (c)(i) of Annex I hereto shall not have been satisfied or waived by Parent or Merger Sub if permitted hereunder, then Merger Sub shall (and Parent shall cause Merger Sub to), if so requested by the Company in a written notice delivered to Parent on or prior to the scheduled Expiration Date, extend the Offer for one or more successive periods of up to ten (10) Business Days each, in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent and Merger Sub to waive any Offer Condition (other than the Minimum Tender Condition or the requirement for HSR Approval that is a component of the Governmental Approval Condition) in accordance with this Agreement); provided, that such extension of the Offer does not extend past the earlier of (A) the termination of this Agreement pursuant to Article VIII and (B) January 31, 2013 (which date may be extended at the discretion of either the Company or Parent to not later than March 31, 2013, in the event the Governmental Approval Condition shall not have been satisfied as of such date) (the "Outside Date");

(ii)         Merger Sub may, at its sole discretion, extend the Offer for one or more successive periods of up to ten (10) Business Days each, the length of each such period to be determined by Parent at its sole discretion, to permit any Offer Conditions to be satisfied; provided, that such extension of the Offer shall not extend past the earlier of (A) the termination of this Agreement pursuant to Article VIII and (B) the Outside Date; and

(iii)        Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for any period or periods required by applicable Law, by interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff or by the New York Stock Exchange ("NYSE") that is applicable to the Offer.

Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date (including any rescheduled Expiration Date) without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Article VIII. Nothing in this Section 1.1 shall affect any of the termination rights set forth in Article VIII.

(f)          If fewer than ninety percent (90%) of the number of outstanding shares of Company Common Stock are accepted for payment pursuant to the Offer, Parent and Merger Sub may, and at the request of the Company shall, and upon any such request by the Company Parent shall cause the Merger Sub to, provide for one "subsequent offering period" (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act. Subject to the terms and conditions of this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) promptly after any Company Common Stock is validly tendered during a "subsequent offering period" (or any extension thereof) accept for payment, and pay (subject to any withholding of Tax pursuant to Section 2.2(g)) the Offer Price net to the seller in cash, without interest, for, each share of Company Common Stock that is validly tendered during such "subsequent offering period" or any extension thereof promptly after any such share of Company Common Stock is tendered during any such period. The Offer Documents will provide for the possibility of a "subsequent offering period" in a manner consistent with the terms of this Section 1.1(f).

(g)          In the event that this Agreement is terminated pursuant to Article VIII prior to the Acceptance Time, Merger Sub shall (and Parent shall cause Merger Sub to) (i) within one (1) Business Day of such termination, terminate the Offer, (ii) not acquire any shares of Company Common Stock pursuant to the Offer and (iii) cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.

(h)          On the date of the commencement of the Offer, Parent and Merger Sub shall prepare and file with the SEC a Tender Offer Statement in accordance with Rule 14d-3 and Regulation M-A under the Exchange Act on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the "Schedule TO") that will contain or incorporate by reference the Offer to Purchase, the summary advertisement and form of the related letter of transmittal (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto and including exhibits thereto, the "Offer Documents"). Parent and Merger Sub shall as promptly as practicable cause the Offer Documents to be disseminated to holders of the shares of Company Common Stock in accordance with and to the extent required by Rule 14d-4 under the Exchange Act. Parent and Merger Sub agree that they shall cause the Offer Documents filed with the SEC by either Parent or Merger Sub to comply in all material respects with the Exchange Act and other applicable Laws. The Company shall promptly furnish or otherwise make available to Parent, Merger Sub and Parent's counsel all information concerning the Company, the Company's Subsidiaries and the

Company's shareholders that may be required in connection with any action contemplated by this Section 1.1(h), including such information required by applicable Laws to be set forth in the Offer Documents. No filing of, or amendment or supplement to, the Offer Documents will be made by Parent or Merger Sub, without providing the Company and its counsel a reasonable opportunity to review and comment thereon and giving due consideration to such comments. If at any time prior to the Acceptance Time or during any "subsequent offering period" (or extension thereof) any information relating to the Company, Parent, Merger Sub, or any of their respective Affiliates, directors or officers should be discovered by any of the parties hereto, which should be set forth in an amendment or a supplement to the Offer Documents so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and Parent and Merger Sub shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, shall disseminate such amendment or supplement to the shareholders of the Company. Parent and Merger Sub shall notify the Company promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Offer Documents or for additional information, and shall promptly supply the Company with copies of all correspondence (including a description of any oral communications) between Parent, Merger Sub or any of their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Offer Documents. Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents.

(i)          Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

Section 1.2 Company Actions.

(a)          Subject to Section 5.2(c), the Company approves and consents to the Offer and to the inclusion in the Offer Documents of the recommendation by the Company's Board of Directors that the shareholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub in the Offer and, to the extent required by applicable Law, approve this Agreement and the Merger (the "Company Recommendation").

(b)          On the date of the commencement of the Offer, concurrently with the filing of the Offer Documents, the Company shall prepare and file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the "Schedule 14D-9") that, subject to Section 5.2(c), shall reflect the Company Recommendation. The Company shall use its reasonable best efforts to cause the Schedule 14D-9 to be mailed to its shareholders as promptly as practicable after the filing of the Offer Documents with the SEC, and in any event within two (2) Business Days thereafter. Parent and Merger Sub shall promptly furnish or otherwise make available to the Company and its outside legal counsel all information concerning Parent and Merger Sub required by applicable Laws to be set forth in the Schedule 14D-9 or required for compliance by the Company with its obligations under this Section 1.2(b). The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Laws. No filing of, or amendment or supplement to (including responses to any comments from the SEC), the Schedule 14D-9 will be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon and giving due consideration to such comments. If at any time prior to the Acceptance Time or during any "subsequent offering period" (or extension thereof) any information relating to the Company, Parent, Merger Sub, or any of their respective Affiliates, directors or officers should be discovered by any of the parties hereto which should be set forth in an amendment or a supplement to the Schedule 14D-9, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, shall disseminate such amendment or supplement to the shareholders of the Company. The Company shall notify Parent and Merger Sub promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Schedule 14D-9 or for additional information and shall supply Parent and Merger Sub with copies of all correspondence (including a written summary of any oral communications) between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Schedule 14D-9. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(c)          The Company shall, or shall cause its transfer agent to, promptly furnish Parent with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of record holders, mailing labels and lists of securities positions) and such other assistance in connection with the identification of holders of Company Common Stock as Parent may reasonably request in connection with the Offer. Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold such information in confidence, shall use such information only in connection with the Transactions and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their reasonable best efforts to cause their respective Representatives to deliver, to the

Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control. In addition, in connection with the Offer, the Company shall, and shall cause its Representatives to, cooperate with Parent and Merger Sub to disseminate the Offer Documents to holders of shares of Company Common Stock held in or subject to any Company Benefit Plan and to permit such holders of shares of the Company Common Stock to tender such shares in the Offer.

Section 1.3 Directors.

(a)          Promptly following the Acceptance Time and at all times thereafter, subject to compliance with the Company Articles, the Company Bylaws, applicable Laws and the regulations of the NYSE, Merger Sub shall be entitled to designate, elect or cause the Board of Directors of the Company to elect such number of directors to the Board of Directors of the Company as is equal to the product, rounded up to the next whole number, of (i) the total number of directors on the Board of Directors of the Company (after giving effect to any directors elected or designated pursuant to this Section 1.3(a)) multiplied by (ii) the percentage that (x) the aggregate number of shares of Company Common Stock beneficially owned by Parent, Merger Sub and any of their Affiliates (including shares of Company Common Stock accepted for payment pursuant to the Offer) bears to (y) the total number of shares of Company Common Stock then outstanding. The Company shall, upon Merger Sub's request at any time following the Acceptance Time, cause the Board of Directors of the Company to promptly (A) adopt resolutions (1) increasing the size of the Board of Directors of the Company by such number of directors as shall be necessary to give effect to the first sentence of this Section 1.3(a) (after giving effect to any concurrent resignations of incumbent directors of the Company) and (2) as necessary to give effect to the third sentence of this Section 1.3(a), (B) elect Merger Sub's designees to fill such newly created directorships on the Board of Directors of the Company and (C) take all such other actions necessary to elect or designate to the Board of Directors of the Company the individuals designated by Merger Sub and permitted to be so designated by the first sentence of this Section 1.3(a), including, if necessary, by securing the resignations of such number of its incumbent directors as is necessary or desirable to enable Merger Sub's designees to be so elected or designated to the Board of Directors of the Company. The Company shall, upon Merger Sub's request following the Acceptance Time, also cause persons designated by Merger Sub to constitute the same percentage (after giving effect to any directors elected or designated by Merger Sub pursuant to this Section 1.3(a)) and rounded up to the next whole number) as is on the Board of Directors of the Company of (x) each committee of the Board of Directors of the Company, and, upon Merger Sub's further request, (y) the board of directors (or similar body) of each Subsidiary of the Company and (z) each committee (or similar body) of each such board, in each case, to the extent permitted by applicable Laws and applicable rules of the NYSE. From and after the Acceptance Time, the Company shall take all action necessary to elect to be treated as a "controlled company" as defined by the NYSE Listed Company Manual Section 303A and make all necessary filings and disclosures associated with such status. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 under the Exchange Act in order to fulfill its obligations under this Section 1.3(a), including mailing to shareholders of the Company (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 under the Exchange Act as is necessary to enable Merger Sub's designees to be elected or designated to the Board of Directors of the Company. Merger Sub shall supply the Company with information with respect to Merger Sub's designees and Parent's and Merger Sub's respective officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1 under the Exchange Act. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Merger Sub, Parent or any of their respective Affiliates may have as record holders or beneficial owners of shares of the Company Common Stock under applicable Laws with respect to the election of directors or otherwise.

(b)          Notwithstanding anything in this Agreement to the contrary but subject to Section 8.4, following the time directors designated by Merger Sub are elected or appointed to the Board of Directors of the Company in accordance with this Section 1.3 and prior to the Effective Time, the affirmative vote of a majority of the directors then in office not so elected or appointed by Merger Sub and who are not officers, directors or employees of Parent, Merger Sub or any of their respective Affiliates (the "Continuing Directors") shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of Parent's or Merger Sub's obligations hereunder, (iv) make any determinations or agreements made by or on behalf of the Company under this Agreement, (v) make any amendment to the Company Articles or Company Bylaws, (vi) effect any Company Change of Recommendation or (vii) take any other action in connection with this Agreement and the Transactions required to be taken by the Board of Directors of the Company adversely affecting the rights of the Company's shareholders (other than Parent or Merger Sub). For purposes of considering any matter set forth in this Section 1.3(b) the Continuing Directors will be permitted to meet without the presence of the other directors. The Continuing Directors will have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and will have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company's rights hereunder (on the terms and subject to the conditions set forth in this Agreement). The Company will indemnify and advance expenses to, and Parent will cause the Company to indemnify and advance expenses to, the Continuing Directors in connection with their service as directors of the Company prior to the Effective Time to the fullest extent permitted by Applicable Law and in accordance with the provisions of Section 6.4 and the Company Articles and Company Bylaws. From and after the Acceptance Time, and prior to the Effective Time, neither Parent nor Merger Sub shall take any action to remove a Continuing Director.

Section 1.4 Top-Up Option.

(a)          The Company hereby grants to Parent and Merger Sub an irrevocable option (the "Top-Up Option"), subject to the terms and conditions hereof, to purchase from the Company that number of shares of Company Common Stock (the "Top-Up Shares") equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and its Subsidiaries (including Merger Sub) at the time of exercise of the Top-Up Option, shall constitute one share of Company Common Stock more than ninety percent (90%) of the number of shares of Company Common Stock outstanding (after giving effect to the issuance of the Top-Up Shares, and excluding from the calculation of the number of shares of Company Common Stock then owned by Parent and Merger Sub, but not from the calculation of then-outstanding shares of Company Common Stock, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), at an exercise price per Top-Up Share equal to the Offer Price; provided, that Merger Sub may, and at the request of the Company, Merger Sub shall (and at the request of the Company, Parent shall cause Merger Sub to) exercise the Top-Up Option, only if (i) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any Law or Restraint, (ii) the Top-Up Option is exercisable for not more than the number of shares of Company Common Stock that are authorized but unissued (and not reserved for issuance) at the time of exercise of the Top-Up Option, and (iii) Merger Sub irrevocably commits upon exercise of the Top-Up Option to promptly effect a short-form merger pursuant to Section 1.5 hereof following such exercise and is permitted to do so under applicable Laws.

(b)          The Top-Up Option shall only be exercisable once, in whole but not in part, promptly after the acceptance for payment by Merger Sub of shares of Company Common Stock pursuant to the Offer representing no less than 65% of the then outstanding number of shares of Company Common Stock; provided, that the Top-Up Option shall terminate upon the earlier of (i) the termination of this Agreement and (ii) the Effective Time.

(c)          To exercise the Top-Up Option, Parent or Merger Sub shall so notify the Company in writing and shall set forth in such notice (i) the number of shares of Company Common Stock owned by Parent and its Subsidiaries (including Merger Sub) immediately preceding the purchase of the Top-Up Shares, (ii) the manner in which it intends to pay the applicable purchase price, (iii) the place and time for the closing of the purchase of the Top-Up Shares (the "Top-Up Closing") and (iv) an irrevocable commitment by Merger Sub to promptly effect a short-form merger pursuant to Section 1.5 hereof following the Top-Up Closing. The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of the number of shares of Company Common Stock then outstanding and, based on the information specified in the notice of Parent or Merger Sub, the number of Top-Up Shares. At the Top-Up Closing, (A) Parent or Merger Sub shall pay to the Company the aggregate price required to be paid for the Top-Up Shares, at the election of Parent and Merger Sub, (x) in cash or (y) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and delivery of a promissory note for the balance of such aggregate price, which promissory note shall (1) be due on the first (1st) anniversary of the Top-Up Closing, (2) bear simple interest of five percent (5%) per annum, payable quarterly, (3) have full recourse to Parent, (4) be able to be prepaid at any time, in whole or in part, without premium or penalty and (5) provide that the unpaid principal and accrued interest thereunder shall immediately become due and payable (x) in the event that Merger Sub fails to make any payment of interest as provided therein and such failure continues for a period of thirty (30) days or (y) upon the occurrence of customary bankruptcy or insolvency events with respect to Merger Sub and (B) the Company shall cause to be issued and delivered to Merger Sub a certificate representing the Top-Up Shares.

(d)          Parent and Merger Sub acknowledge that the Top-Up Shares will not be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub hereby represents and warrants to the Company that each of Parent and Merger Sub is, and will be upon the purchase of the Top-Up Shares, an "accredited investor," as such term is defined in Rule 501 of Regulation D under the Securities Act. Parent and Merger Sub agree that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Parent or Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(e)          Any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Shares and the consideration for the Top-Up Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 60.554 of the OBCA as contemplated by Section 2.3.

Section 1.5 Short-Form Merger. If, after the consummation of the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, the shares of Company Common Stock beneficially owned by Parent and its Subsidiaries (including Merger Sub) represent at least ninety percent (90%) of the then outstanding shares of Company Common Stock, Parent shall cause Merger Sub to, and the Company shall, execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may request in order to cause the Merger to be completed as promptly as reasonably practicable as provided in Section 60.491 of the OBCA.

Section 1.6 The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the OBCA, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity in the Merger (the "Surviving Entity") and shall succeed to and assume all the rights and obligations of the Company and Merger Sub in accordance with the OBCA.

Section 1.7 Consummation of the Merger; Effective Time. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Pacific time, on the second (2nd) Business Day following the satisfaction or waiver by the party entitled to the benefit thereof, of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction, or waiver by the party entitled to the benefit thereof, at the Closing), or on such other date and at such other time as the parties may mutually agree, at the offices of Miller Nash LLP, 3400 U.S. Bancorp Tower, 111 S.W. Fifth Avenue, Portland, Oregon 97204. Upon the terms and subject to the conditions set forth herein, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with (i) the Secretary of State of the State of Oregon duly executed articles of merger (the "Articles of Merger"), as required by the OBCA and (ii) the Secretary of State of the State of Delaware duly executed certificate of merger (the "Certificate of Merger"), as required by the General Corporation Law of the State of Delaware, in each case, which shall become effective when filed or at such later time as Parent and the Company shall agree and shall specify in the Articles of Merger or the Certificate of Merger, as applicable. The date on which the Closing occurs pursuant to this Section 1.7 is referred to herein as the "Closing Date" and the time the Merger becomes effective pursuant to this Section 1.7 is referred to herein as the "Effective Time."

Section 1.8 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the OBCA.

Section 1.9 Organizational Documents. At the Effective Time and by virtue of the Merger (i) the Company Articles as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law and this Agreement and (ii) the Company Bylaws as in effect immediately prior to the Effective Time, except as otherwise required by Section 6.4(a), shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and this Agreement.

Section 1.10 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and the persons designated as officers by Parent in writing to the Company at least three (3) Business Days prior to the Closing Date shall be the directors and officers, respectively, of the Surviving Entity, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Entity.

Article II
Effect of the Merger on Capital Stock

Section 2.1 Effect on Capital Stock.

(a)          At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any of the following securities:

(i)          each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, if any, and shares to be canceled in accordance with Section 2.1(a)(ii)) shall be converted into the right to receive the Offer Price net to the seller in cash, without interest (the "Merger Consideration"), subject to any withholding of Tax pursuant to Section 2.2(b) or Section 2.2(g);

(ii)         each share of Company Common Stock that immediately prior to the Effective Time is owned by Parent, Merger Sub, the Company or any of their respective Subsidiaries shall be canceled without any consideration being exchanged therefor; and

(iii)        each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Entity.

(b)          All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding, and shall automatically be canceled and shall cease to exist, as of the Effective Time, and each certificate (each, a "Certificate") or book-entry share (each, a "Book-Entry Share") previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Section 2.1.

Section 2.2 Exchange and Payment.

(a)          Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, on behalf of Merger Sub, with a bank or trust company designated by Parent with the Company's prior consent, which consent shall not be unreasonably withheld or delayed (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock for exchange in accordance with this Article II through the Exchange Agent, immediately available funds sufficient to pay, and Parent shall instruct the Exchange Agent to timely pay, the aggregate Merger Consideration (such aggregate Merger Consideration, being hereinafter referred to as the "Exchange Fund").

(b)          Exchange Procedures. As promptly as practicable after the Effective Time, and in any event within five (5) Business Days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(i): (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall have such other provisions as Parent and the

Company may agree) and (ii) instructions for use in surrendering the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for cash comprising the Merger Consideration. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and/or such other documents as may be reasonably required by the Exchange Agent, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor a check for the Merger Consideration that such holder is entitled to receive pursuant to the provisions of this Article II, and the Book-Entry Share or Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a check for the proper amount of cash comprising the Merger Consideration shall be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer. In such case, the amount of any stock transfer or other similar Taxes (whether imposed on the registered holder(s), or such other Person, or otherwise) payable on account of such issuance or transfer to such other Person shall be deducted from the amount otherwise payable pursuant to the immediately preceding sentence, unless evidence satisfactory to the Exchange Agent of the payment of such Taxes, or exemption therefrom, is submitted. Until surrendered as contemplated by this Section 2.2(b), each Book-Entry Share and Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue for the benefit of holders of shares of Company Common Stock on the Merger Consideration payable to holders of Company Common Stock pursuant to this Article II.

(c)          No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender for exchange of Book-Entry Shares or Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Book-Entry Shares or Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.2(d), if, at any time after the Effective Time, Book-Entry Shares or Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)          Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock on the date that is twelve months after the Effective Time shall be delivered to Parent upon demand. Any holders of Book-Entry Shares or Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration. None of Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange

Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of shares of Company Common Stock five (5) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claim or interest of any Person previously entitled thereto.

(e)          Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided, that (i) no such investment gains or losses thereon shall affect the amounts payable to the holders of shares of Company Common Stock pursuant to this Agreement, (ii) following any losses in the Exchange Fund, Parent shall promptly provide additional funds to the Exchange Agent to the extent such losses result in the amount of cash in the Exchange Fund being less than the amounts that remain payable to the holders of shares of Company Common Stock under this Agreement and (iii) such investments shall be in (A) short-term obligations of or guaranteed by the United States of America with maturities of no more than thirty (30) days, (B) in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services, Inc. or Standard & Poor's Financial Services LLC, respectively or (C) short-term certificates of deposit with maturities of no more than thirty (30) days or overnight bank repurchase agreements, in each case, of commercial banks with capital exceeding $5 billion (based on the most recent financial statements of such bank that are then publicly available). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(f)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably requested by Parent, the posting by such Person of a bond in such reasonable and customary amount as Parent may reasonably request as indemnity against any claim that may be made against it, the Surviving Entity or the Exchange Agent with respect to such Certificate, Parent shall cause the Exchange Agent to issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, in accordance with the terms of this Agreement.

(g)          Withholding. The Exchange Agent, Parent, the Company and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or equity awards under Company Benefit Plans, or any Person to whom any payment is required to be made pursuant to Section 2.4 hereof, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Exchange Agent, Parent, the Company or the Surviving Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of the

Company Common Stock or equity awards under Company Benefit Plans, or to those Persons who are entitled to any such payments, in respect of which such deduction and withholding was made.

Section 2.3 Dissenters' Rights. Notwithstanding any other provision contained in this Agreement, no shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has properly exercised any dissenters' rights that may be applicable in respect of such shares (any such shares being referred to herein as "Dissenting Shares") under Section 60.551 et seq of the OBCA shall be converted into the right to receive the Merger Consideration as provided in Section 2.1 and instead shall be entitled to such rights as are granted by Section 60.551 et seq of the OBCA (unless and until such shareholder shall have failed to timely perfect, or shall have effectively withdrawn or lost, such shareholder's right to dissent from the Merger under the OBCA) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the OBCA. The Company shall (i) give Parent prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock or any withdrawals of such demands and any related instruments received by the Company and (ii) give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands and not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

Section 2.4 Equity-Based Awards.

(a)          As of the Effective Time, each option to purchase shares of Company Common Stock granted under any Company Benefit Plan that is outstanding immediately prior to the Effective Time, whether vested or unvested (collectively, the "Company Options"), shall be cancelled in accordance with its terms and the terms of the plan pursuant to which it was granted and converted into the right of the holder thereof to receive from the Parent, and Parent shall pay or cause to be paid to each such holder of Company Options, a lump sum cash payment equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock under such Company Option.

(b)          As of the Effective Time, each grant of stock appreciation rights ("SARs") under any Company Benefit Plan that is outstanding immediately prior to the Effective Time (collectively, the "Company SARs") shall be fully vested and, at the Effective Time, cancelled in accordance with its terms and the terms of the plan pursuant to which it was granted, and each such Company SAR shall be converted into the right of the holder thereof to receive from the Parent, and Parent shall pay or cause to be paid to the holder thereof, at the Effective Time, a lump sum cash payment equal to (x) the aggregate amount, if any, by which the Merger Consideration exceeds the base prices of the Company SARs held, by such holder.

(c)          As of the Effective Time, each restricted share of Company Common Stock granted under a Company Benefit Plan that is outstanding immediately prior to the Effective Time (collectively, the "Company Restricted Shares") shall be fully vested, and each such Company Restricted Share will by virtue of the Merger be cancelled and converted into the right of the holder thereof to receive from Parent, and Parent shall pay or cause to be paid to each such holder of Company Restricted Shares at the Effective Time, a lump sum cash payment equal to (x) the Merger Consideration multiplied by (y) the number of Company Restricted Shares held by such holder.

(d)          Prior to the Effective Time, the Company shall take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock in connection with the consummation of the Transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom, LLP.

Article III
Representations and Warranties of the Company

Except (i) as disclosed in the Company's Annual Report on Form 10-K for the fiscal years ended January 31, 2010 or 2011, the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended, respectively, April 30, 2012 and July 31, 2012, and any Current Reports on Form 8-K filed with or furnished to the SEC by the Company on or after January 31, 2012, and the date which is at least two (2) Business Days prior to the date hereof, but (x) excluding any documents filed as exhibits, annexes or schedules to any such report or incorporated by reference therein and excluding any risk factors, forward-looking statements or similar precautionary or predictive language, and (y) except with respect to Section 3.1, Section 3.3, and Section 3.6(a) and (c) (which sections will only be qualified by any applicable exceptions set forth in the Company Disclosure Schedule) or (ii) as disclosed in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Corporate Organization. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of organization. Each has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized in the applicable jurisdiction) in each jurisdiction in which the nature of the business or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. True, complete and correct copies of (i) the Restated Articles of Incorporation of the Company (the "Company Articles") and the Bylaws of the Company as amended (the "Company Bylaws") and

(ii) the certificate of incorporation and bylaws or other organizational or comparable governing instruments of each Subsidiary of the Company listed in Section 3.1 of the Company Disclosure Schedule, in each case as currently in effect and including all amendments thereto, have previously been made available to Parent. The Company has made available to Parent true, complete, and correct copies of all minutes prepared by the Company of meetings of the Board of Directors of the Company and each committee of the Board of Directors of the Company since January 31, 2010. Neither the Company nor any of its Subsidiaries is in material violation of any provision of the Company Articles, the Company Bylaws or such Subsidiaries' certificate of incorporation or by-laws (or equivalent organizational document).

Section 3.2 Capitalization.

(a)          The authorized capital stock of the Company consists of forty million (40,000,000) shares of Company Common Stock and two hundred thousand (200,000) shares of preferred stock, without par value (the "Company Preferred Stock" and together, with the Company Common Stock, the "Company Capital Stock"). As of the close of business on October 18, 2012, (A) 11,199,400 shares of Company Common Stock were issued and outstanding, including 72,922 unvested Company Restricted Shares, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) options to purchase 91,750 shares of Company Common Stock and 947,568 Company SARs were outstanding under the Company Benefit Plans. No shares of Company Capital Stock were reserved for issuance except for 142,081 shares of Company Common Stock reserved for issuance under the Company's 1995 Senior Managers Stock Option Plan in respect of outstanding stock options and 576,160 shares reserved for issuance under the Company's Stock Appreciation Rights and Restricted Stock Plan. Section 3.2(a) of the Company Disclosure Schedule sets forth a list, as of October 1, 2012, of all of the outstanding Company Options, Company SARs, and unvested Company Restricted Shares and, where applicable, with respect to each such Company Option, Company SAR and unvested Company Restricted Share, the names of the holders, the number of shares of Company Common Stock subject thereto, exercise prices, dates of grant, vesting schedules, and expiration dates, and the Company plan under which such awards were granted, which list is correct and complete in all respects, and with respect to the names of the holders, the exercise prices, dates of grant, vesting schedules, expiration dates and the Company plan under which such awards were granted, correct and complete in all respects that are material to the Company, to Parent, Merger Sub or the Transactions. All outstanding shares of Company Capital Stock, Company Options and other securities of the Company have been issued and granted in material compliance with: (i) all applicable Laws, including securities Laws; and (ii) all requirements of the Company Benefit Plans. No Company Option has been granted with an exercise price lower than the fair market value of the underlying Company Common Stock on the date of the grant. All of the issued and outstanding shares of Company Capital Stock have been, and all shares of Company Common Stock that may be issued prior to the Effective Time when issued will be, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, subject only to de minimis exceptions.

(b)          No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which shareholders may vote in respect of the Company or any of its Subsidiaries are issued or outstanding.

(c)          Except as set forth above in Section 3.2(a), none of the Company and its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments or agreements of any character (i) calling for the purchase, transfer or issuance of, or the payment of any amount based on, any shares of Company Capital Stock or capital stock of any of the Company's Subsidiaries, voting securities of or any other equity interests in the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock, voting securities of or other equity interests in the Company or its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such subscription, option, warrant, call, right, convertible or exchangeable security, "phantom" stock right, stock appreciation right, stock-based performance unit, voting security, commitment or agreement or (iii) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. There is no rights agreement, shareholder rights plan, or similar plan or agreement commonly referred to as a "poison pill" under which the Company is or may become obligated to issue any shares of its capital stock or any other securities.

(d)          There are no contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock of any of the Company's Subsidiaries, voting securities of, or any other equity interests in the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock, or any capital stock, voting securities of, or any other equity interests in the Company or any of its Subsidiaries or (ii) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of Company Capital Stock or other securities under the Securities Act. None of the outstanding shares of Company Capital Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right under the OBCA or the Company Articles.

(e)          There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to the voting of any Company Capital Stock, or any capital stock, voting securities of or any equity interests in the Company or any of its Subsidiaries.

(f)          The Company has no material and active Subsidiaries, except as identified in Section 3.2(f) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any Person other than Subsidiaries of the Company. All of the issued and outstanding shares of capital stock, voting securities of or other equity interests in each of the Company's Subsidiaries are owned by the Company, directly or indirectly, free and clear of any lien, mortgage, pledge, security interest, charge, restriction on transfer of title, adverse claim, title retention agreement, conditional sale agreement or other encumbrance or restriction of any kind ("Encumbrances") and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 3.3 Authority; No Violation.

(a)          The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions (including the Offer and the Merger), subject only to the requirement, to the extent required by applicable Law, that this Agreement, the Merger and the other transactions contemplated by this Agreement be approved by the holders of a majority of the outstanding shares of Company Common Stock (the "Company Shareholder Approval"). The Company Shareholder Approval, to the extent required by applicable Law, is the only vote of the holders of Company Capital Stock necessary to approve the Transactions. The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder and the consummation of the Transactions have been duly and validly approved by the Board of Directors of the Company. No corporate proceedings on the part of the Company, other than, to the extent required by applicable Law, the required receipt of the Company Shareholder Approval, are necessary to approve this Agreement or to perform the Company's obligations hereunder and consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity).

(b)          Neither the execution and delivery of this Agreement by the Company nor the performance by the Company of its obligations hereunder or the consummation by the Company of the Transactions will (i) violate any provision of the Company Articles, the Company Bylaws or the comparable organizational documents or governing instruments of any Subsidiary of the Company or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 and in Section 3.4 of the Company Disclosure Schedule are duly obtained and/or made: (A) violate or conflict with any Law applicable to the Company, its Subsidiaries or any of their respective properties, businesses or assets, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, require any consent or approval of any Person under, result in the termination of or a right of termination or cancellation under, or acceleration of the performance required by, any provision of any Company Material Contract or Lease or result in the creation of any

Encumbrance, other than Permitted Encumbrances, on any asset of the Company or any of its Subsidiaries, except, in the case of the foregoing clause (ii) only, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(c)          The Company's Board of Directors, at a meeting duly called and held, duly and unanimously adopted resolutions: (i) declaring that this Agreement, the Merger, and the other transactions contemplated by this Agreement are in the best interests of the Company and its shareholders, (ii) approving and adopting this Agreement and the Merger, and the other transactions contemplated by this Agreement, (iii) directing that, to the extent required by applicable Law, the adoption of this Agreement, the Merger, and the other transactions contemplated by this Agreement be submitted to a vote at a meeting of the shareholders of the Company, if necessary, (iv) recommending that the shareholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub in the Offer and, to the extent required by applicable Law, approve the Merger and the other transactions contemplated by this Agreement, and (v) irrevocably resolving, assuming the representations and warranties set forth in Section 4.9 are true and correct, to elect that no state "fair price," "control share acquisition," "business combination," "interested stockholder," or similar anti-takeover statute or regulation (including the provisions of Section 60.801 et seq of the OBCA) (collectively, "Takeover Laws") be applicable to the Merger or any of the other transactions contemplated by this Agreement.

Section 3.4 Consents and Approvals. No consent, approval, order, notification, Permit or authorization of, action, nonaction by or in respect of, waiver, clearance, or registration, declaration or filing with, any federal, state, provincial, local, municipal or foreign government, or political subdivision thereof, or any court, tribunal, judicial or arbitral body, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, securities exchange, commission or authority (each, a "Governmental Authority") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for those required under or in relation to: (a) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), including the HSR Approval, (b) the filings pursuant to the Exchange Act in connection with: (i) the Company Shareholder Approval (to the extent required by applicable Law and including, but not limited to, the Proxy requirements), (ii) the Offer Documents, (iii) the Schedule 14D-9 and (iv) such other Exchange Act reports as may be required in connection with this Agreement and the Transactions; (c) the filing of Articles of Merger with the Secretary of State of the State of Oregon and of Certificate of Merger with the Secretary of State of the State of Delaware, and the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (d) the applicable requirements of the Antitrust Laws of the Governmental Authorities set forth in Section 3.4 of the Company Disclosure Schedule (including all Governmental Approvals); and (e) those which if not obtained or made would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.5 Company SEC Reports; Financial Statements; No Undisclosed Liabilities; Internal Controls.

(a)          Since January 31, 2010, the Company has timely filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished by it with the SEC, all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, the date of the last such amendment or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). None of the forms, reports or documents filed or furnished by the Company with the SEC since such date (the "Company SEC Reports"), including any financial statements, exhibits, schedules or other information included or incorporated by reference therein, at the time filed (and, in the case of a registration statement, as of its effective date) or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          The financial statements of the Company included or incorporated by reference in the Company SEC Reports (including the related notes and schedules) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that will not, individually or in the aggregate, be material in amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as indicated in such statements or in the notes thereto.

(c)          None of the Company or any of its Subsidiaries has any claim, liability or obligation of any nature whatsoever (whether absolute, accrued, known or unknown, contingent or otherwise and whether due or to become due) that is required to be set forth on a balance sheet prepared in accordance with GAAP (but including any off-balance sheet financings, loans, make-whole or similar liabilities or obligations, whether or not required to be disclosed under GAAP), except for those liabilities and obligations: (i) that are reflected or reserved against in the Company's consolidated balance sheet as of January 31, 2012 included in the Company SEC Reports, including any notes thereto; (ii) expressly permitted by this Agreement; or (iii) incurred in the ordinary course of business consistent with past practice since January 31, 2012, that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(d)          The Company has in place a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and such system is effective at the reasonable assurance level. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is communicated to the Company's management (including the Company's principal executive and principal financial officers, or persons performing similar functions) as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and such controls and procedures are effective, and (ii) has disclosed, based on its most recent evaluation of such controls and procedures prior to the date hereof, to the Company's outside auditors and the audit committee of the Company's Board of Directors (and made summaries of such disclosures available to Parent): (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. Each of the Company and its Subsidiaries has substantially addressed any such significant deficiency, material weakness or fraud. As of the date hereof, there is no reason to believe that the Company's outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when required.

(e)          Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated by the SEC and the NYSE with respect to the Company SEC Reports, and the statements contained in such certifications were complete and correct on the date such certifications were made. For purposes of this Section 3.5(e) "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has any outstanding "extensions of credit" or has arranged any outstanding "extensions of credit" to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

(f)          The Company has made available to Parent true and complete copies of all comment letters from the staff of the SEC since January 31, 2010, relating to Company SEC Reports and all written responses of the Company thereto through the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Reports.

(g)          Since January 31, 2010, (i) to the Knowledge of the Company, none of the Company or any of its Subsidiaries nor any of their directors, officers, employees, auditors, accountants or Representatives has received any material complaint, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries and (ii) no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the chief executive officer of the Company in accordance with Section 307 of the Sarbanes-Oxley Act.

Section 3.6 Absence of Certain Changes or Events.

(a)          Since January 31, 2012, no change, effect, event, circumstance, occurrence, state of facts or development has occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)          Since January 31, 2012, and prior to the date hereof, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for the negotiation, execution, delivery and performance of this Agreement.

(c)          Since January 31, 2012, and prior to the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of the covenants set forth in Sections 5.1(a), (b), (c), (d) (other than with respect to grants of Company SARs or Company Restricted Shares in the ordinary course in compliance with the applicable Company Benefit Plans), (f), (h), (i), (n), (p), (q), (t), (u), (v), (x) and (aa); provided, however, that in the case of Section 5.1(aa), only to the extent that it relates to any of the foregoing clauses of Section 5.1 referenced in this Section 3.6(c).

Section 3.7 Legal Proceedings. There is no suit, action, claim, complaint, proceeding or investigation by or before any Governmental Authority or arbitrator ("Action") pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or to which any of their respective properties or assets are subject that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company (in each case, if adversely determined) or would not reasonably be expected to have the effect of, preventing, delaying, making illegal or otherwise interfering with, the Offer or the Merger. There is no judgment, decree, injunction, rule, writ or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company or any of its Subsidiaries or any of their respective properties or assets that has had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company or would reasonably be expected to have, either individually or in the aggregate, the effect of preventing, delaying, making illegal or otherwise interfering with, the Offer or the Merger.

Section 3.8 Taxes and Tax Returns.

(a)          The Company and each of its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it (all such returns being true, correct and complete in all material respects). The Company and each of its Subsidiaries has paid all material Taxes due and payable, whether or not shown as due on any Tax Return (other than Taxes that are not yet delinquent or are being contested in good faith), and has accrued a liability in its financial statements in respect of all material Taxes that are due or claimed to be due from it by federal, state, foreign or local taxing authorities. There is no proceeding, audit or written claim pending or proposed with respect to any material Taxes of the Company or any of its Subsidiaries. None of the Company or its Subsidiaries has received any written notice from any taxing authority to the effect that such authority intends to conduct an audit or investigation of any material Tax matter. There are no material disputes pending, or claims asserted in writing, for Taxes or assessments upon the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (i) between or among the Company or any of its Subsidiaries or (ii) not primarily related to Taxes, and in either case entered into in the ordinary course of business). None of the Company or any of its Subsidiaries has been included in any "consolidated," "unitary," or "combined" return provided for under the Law of the United States, any non-U.S. jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired. Within the past two years, none of the Company or any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code. None of the Company or any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2). The Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

(b)          As used in this Agreement, the term "Tax" or "Taxes" means (i) all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, occupation, service, stamp, value added, backup withholding and other taxes, charges, levies or like assessments, together with all penalties and additions to tax and interest thereon, and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(c)          As used in this Agreement, the term "Tax Return" means a report, return or other information (including any amendments) required to be supplied to a Governmental Authority with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

(d)          As of the date hereof, none of the Company or any of its Subsidiaries has executed (or had executed on its behalf) any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns.

(e)          All material Taxes which the Company or any of its Subsidiaries has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been duly and timely paid to the proper taxing authority.

(f)          There are no material liens for Taxes upon any assets of the Company or any of its Subsidiaries other than Permitted Encumbrances.

(g)          No jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a claim in writing that the Company or any of its Subsidiaries is required to file a Tax Return for such jurisdiction.

(h)          The Company and each of its Subsidiaries has maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file material Tax Returns and other reports relating to Taxes (or such books and records have been maintained on the Company's or such Subsidiary's behalf).

(i)          None of the Company or its Subsidiaries has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or non-U.S. law that is currently in effect; (ii) extended the time within which to file any Tax Return (other than an automatic extension not requiring the consent of any taxing authority), which Tax Return has since not been filed; or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(j)          None of the Company or its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, which adjustments would apply after the Merger.

(k)          None of the Company or its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) an installment sale or open transaction, (B) a prepaid amount or (C) an excess loss account under Treasury Regulation Section 1.1502-19.

(l)          Neither the Company nor any Subsidiary has outstanding any material deferred intercompany gain or loss either under Treasury Regulation Section 1.1502-13 or under any similar state, local or non-United States tax law.

(m)          The representations and warranties in this Section 3.8 and in Section 3.9 are the sole and exclusive representations and warranties of the Company concerning Tax matters.

Section 3.9 Employee Matters.

(a)          Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Company Benefit Plans, other than plans or arrangements for Subsidiary employees located outside of the United States that are not material to the Company and its Subsidiaries, taken as a whole (such listed plans, the "Disclosed Company Benefit Plans").

(b)          None of the Company Benefit Plans is a "multiemployer plan" as defined in Section 3(37) of the Employee Retirement Income Security Act ("ERISA"), a "multiple employer" plan within the meaning of Section 4064 of ERISA, a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA), a "funded welfare plan" within the meaning of Section 419 of the Code, or sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider.

(c)          No Company Benefit Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA.

(d)          Each of the Company Benefit Plans intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service covering all applicable Tax Law changes and, to the Knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any Company Benefit Plan.

(e)          There are no pending legal proceedings which have been asserted or instituted or, to the Knowledge of the Company, have been threatened against any of the Company Benefit Plans, or the assets of any such plan with respect to the operation of any such plan (other than routine claims for benefits).

(f)          Each of the Company Benefit Plans has been maintained and administered in compliance with its terms and provisions of applicable Law (including ERISA and the Code), except for any failure to so comply that would not, individually or in the aggregate, reasonably be expected to result in a material liability of the Company or any of its Subsidiaries.

(g)          No Company Benefit Plan or other arrangement provides medical or death benefits (whether or not insured) with respect to current or former employees of the Company beyond their retirement or other termination of employment except as required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA").

(h)          Since January 31, 2012, there have been no amendments to any Company Benefit Plan, nor, to the Knowledge of the Company, has the Company or any of its Subsidiaries communicated to any current or former employee any binding commitment to amend or modify any Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation arrangement, in either case that would materially increase the cost or expense of the Company Benefit Plans to the Company and its Subsidiaries.

(i)          The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions will not (alone or in combination with any other event) result in (i) an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any Subsidiary or (ii) any new or increased or accelerated funding obligation with respect to any Company Benefit Plan.

(j)          Neither the execution, delivery and performance of this Agreement by the Company nor the consummation of the Transactions will (alone or in combination with any other event) entitle any current or former employee, officer or director of the Company or its Subsidiaries to severance pay or any other payment or result in any payment to any "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

(k)          No Company Benefit Plan has assets that include securities issued by the Company or any of its Subsidiaries.

(l)          Neither the Company nor any of its Subsidiaries has filed, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor's Voluntary Fiduciary Correction Program or Delinquent Filer Voluntary Compliance Program with respect to any Company Benefit Plan.

(m)          Each Company Benefit Plan which is a "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) has been operated and administered since January 1, 2005 in compliance with Section 409A of the Code, and has been, since January 1, 2009, in documentary compliance with Section 409A of the Code.

(n)          Neither the Company nor any Subsidiary has any obligation (current or otherwise) to pay, gross up, or otherwise indemnify any individual for any taxes imposed under Code Section 409A or Code Section 4999. Neither the Company nor any Subsidiary has any obligation to any Person to cause any Company Benefit Plan to comply with Section 409A of the Code.

(o)          All contributions required to be made under the terms of any Company Benefit Plan have been timely made or have been reflected in the financial statements of the Company included in the Company SEC Reports filed prior to the date hereof.

(p)          Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction, act or omission to act in connection with any Company Benefit Plan that would reasonably be expected to result in the imposition of a material penalty or fine pursuant to Section 502 of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975 of the Code.

(q)          No disallowance of a deduction under Section 162(m) of the Code for any amount paid or payable by the Company or any Subsidiary thereof has occurred since January 31, 2006, or is reasonably expected to occur.

(r)          Neither the Company nor any of its Subsidiaries has incurred or expects to incur any material liability (including additional contributions, fines, taxes or penalties) as a result of a failure to administer or operate any Company Benefit Plan that is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code, or in 45 Code of Federal Regulations Section 160.103, as applicable) in compliance with the applicable requirements of COBRA, or the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder.

(s)          Neither the Company nor any of its Subsidiaries has any unfunded liabilities pursuant to any Company Benefit Plan which is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code.

(t)          No Company Benefit Plan provides for the payment of severance, termination, or change in control benefits.

(u)          Except as required to maintain the tax-qualified status of any Company Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent or restrict the amendment or termination of any Company Benefit Plan without liability to the Company or any Subsidiary thereof.

(v)         The Company and its Subsidiaries have classified all individuals who perform services for them correctly under each Company Benefit Plan, ERISA, the Code and all other applicable Laws as common law employees, independent contractors or leased employees, except for any misclassifications that would not reasonably be expected to have a Material Adverse Effect on the Company.

(w)          True and complete copies of each Disclosed Company Benefit Plan, together with all amendments thereto, including, in the case of any Company Benefit Plan not set forth in writing, a written description thereof, and, to the extent applicable, (i) all current summary plan descriptions and any summaries of material modification, (ii) all current trust agreements, declarations of trust and other documents establishing funding arrangements (and all amendments thereto and the latest financial statements thereof), (iii) the annual report on IRS Form 5500-series, including any attachments thereto, for each of the last three (3) plan years, (iv) the most recent actuarial valuation report, (v) the most recent determination letter and/or opinion letter, (vi) any materials relating to any government investigation or audit or any submissions under any voluntary compliance procedures since January 31, 2006, and (vii) all Contracts relating and material to each Company Benefit Plan, including service provider agreements, insurance Contracts, annuity Contracts, investment management agreements, and Collective Bargaining Agreements have been delivered or made available to Parent.

(x)          Each Non-U.S. Plan that is capable of being formally approved or qualified by, or registered with, the appropriate taxation, social security, supervisory, fiscal or other applicable Governmental Authority in the relevant jurisdiction, in order to obtain tax approved, favored or qualified status in such jurisdiction, has been so approved, qualified or registered, and to the Knowledge of the Company, there has been no act or omission which may cause such approved, qualified or registered status to be withdrawn.

(y)          No claim has been made or threatened in writing against the Company or the trustees or administrators of any of the Non-U.S. Plans, or, to the Knowledge of the Company, against any person whom the Company is or may be liable to indemnify or compensate, in connection with any of the Non-U.S. Plans (other than routine claims for benefits).

(z)          To the Knowledge of the Company, the Pensions Regulator has not taken any action in relation to the UK Plan, including the commencement of investigations or the issue of: (i) an improvement notice under s.13 of the Pensions Act 2004; (ii) a third party notice under s.14 of the Pensions Act 2004; (iii) a contribution notice under s.38 of the Pensions Act 2004; or (iv) a financial support direction under s.43 of the Pensions Act 2004.

(aa)         The representations and warranties in this Section 3.9 and Section 3.12 are the sole and exclusive representations and warranties of the Company concerning employee and employee benefit plan matters.

Section 3.10 Labor Relations.

(a)          Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, there is no Collective Bargaining Agreement currently being negotiated by the Company or any of its Subsidiaries and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent any employees employed by the Company or any of its Subsidiaries.

(b)          Since January 31, 2010, there have not been any (i) strikes, work stoppages, pickets, slowdowns, lockouts, union organized activities (including union organization campaigns or requests for representation), or arbitrations or (ii) material grievances or other material labor disputes which are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(c)          Since January 31, 2010, there have not been any material Actions or written notices of violations or possible violations, charges or claims (including settled claims) against the Company or any of its Subsidiaries pending, or, to the Knowledge of the Company, threatened to be brought or filed with any Government Authority in connection with the employment, termination of employment, compensation or employee benefits of any current or former employee or officer.

(d)          Since January 31, 2010, the Company and each of its Subsidiaries has been in compliance with all applicable Laws relating to labor, employment, equal employment opportunity (including Laws prohibiting employment discrimination, harassment or retaliation), wages, hours, leaves, workers' compensation, disability, occupational health and safety, immigration, collective bargaining, contractors and temporary employees, other employment terms and conditions, and plant closings and layoffs (including the Worker Adjustment and Retraining Notification Act), except for such noncompliance as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(e)          There are no terms and conditions in any Contract with any current or former employee, officer or director of the Company or its Subsidiaries pursuant to which such person will be entitled to receive any payment or benefit or such person's rights will change as a direct and sole consequence of the Transactions contemplated by this Agreement. No employee or officer of the Company or its Subsidiaries will be entitled to terminate their employment or engagement or trigger any entitlement to a termination payment or other termination benefit upon and solely as a result of the consummation of the Transactions contemplated by this Agreement.

(f)          To the Knowledge of the Company, none of the current officers of the Company or its Subsidiaries has notified the Company that such officer is terminating or intends to terminate their employment with the Company or such Subsidiary.

(g)          The representations and warranties in this Section 3.10 are the sole and exclusive representations and warranties of the Company concerning labor matters.

Section 3.11 Compliance with Applicable Law.

(a)          Since January 31, 2010, the Company and each of its Subsidiaries has been in compliance with and is not in default or violation of any statute, law, ordinance, rule, regulation, order, judgment or decree of a Governmental Authority (each, a "Law") applicable to the Company and its Subsidiaries, the properties and assets of the Company and its Subsidiaries and the business of the Company and its Subsidiaries taken as a whole, except to the extent any non-compliance with any such Law has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)          The Company and each of its Subsidiaries holds all permits, approvals, licenses, authorizations, certificates, exemptions, orders and authorizations (each, a "Permit" and collectively, "Permits") necessary for the operation and lawful conduct of their respective businesses as currently conducted, which are being operated in compliance therewith, and all such Permits are in full force and effect, except for such Permits the failure of which to possess or be in full force and effect or to be complied with has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or, to the Knowledge of the Company threatened, except for any such proceeding which has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(c)          None of the Company or any of its Subsidiaries is operating under any agreement or understanding with any Government Authority which in any way restricts its authority to conduct its business or requires it to take, or refrain from taking, any action relating to the conduct of its business otherwise permitted by Law, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.12 Certain Contracts.

(a)          Except for Contracts or commitments to which the Company or any of its Subsidiaries have filed in unredacted form as exhibits to the Company SEC Reports filed prior to the date hereof, Section 3.12 of the Company Disclosure Schedule sets forth a true, complete and correct list of each Contract or commitment to which the Company or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound or restricted:

(i)          that is a partnership, limited liability company, joint venture, shareholders' agreement, co-marketing, joint development or similar agreement that is material to the business of the Company;

(ii)         pursuant to which any of the Company or any of its Subsidiaries has created, incurred or assumed any Indebtedness or assumed, guaranteed, endorsed or otherwise become liable or responsible for the Indebtedness or other obligation of any other Person (other than the Company or any of its Subsidiaries), and all material agreements related to any such Indebtedness or other obligation, including, without limitation, any agreement creating or governing any Encumbrance (other than Permitted Encumbrances) on any asset of the Company or any of its Subsidiaries to secure such Indebtedness or other obligation;

(iii)        pursuant to which the Company or any of its Subsidiaries makes or has an obligation to make an investment in or loan to any other Person;

(iv)        pursuant to which the Company or any of its Subsidiaries has purchased, licensed, leased or sold, during the twelve (12) month period ending July 31, 2012, goods, equipment or services that involved payment by or to the Company and its Subsidiaries in excess of $5,000,000 during such period (in each case, whether under a single agreement or a series of related agreements but excluding purchases or sales pursuant to purchase orders entered into in the ordinary course of business);

(v)         involving gross revenue during the twelve (12) month period ended July 31, 2012, of at least $2,000,000;

(vi)        involving the performance of services for, or delivery of goods or materials to, the Company during the twelve (12) month period ended July 31, 2012, of an amount or value in excess of $2,000,000;

(vii)       that includes future expenditures or receipts by the Company or any of its Subsidiaries of more than $2,000,000 in any one (1) year period that cannot be terminated on less than ninety (90) days' notice without material payment or penalty;

(viii)      that requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a Person or that contains a "take or pay" provision, in each case requiring the payment of an amount in excess of $2,000,000 per year;

(ix)         that contains covenants restricting or limiting the ability of the Company, its Subsidiaries or any of their respective Affiliates (including any such agreement that by its terms would purport to apply to Parent and its Subsidiaries from and after the Closing) to engage in any line of business anywhere in the world (including any covenant not to compete or to conduct business on an exclusive or preferential basis with a third party) or which could require the disposition of any material assets or line of business of the Company or its Affiliates (including any such agreement that by its terms would purport to apply to Parent and its Subsidiaries from and after the Closing), other than those that may be canceled by the Company or its Subsidiary party thereto upon sixty (60) days' notice or less without payment or penalty;

(x)          to which (A) any of the Company's Affiliates (other than the Company and its Subsidiaries) is a party (other than any agreement or instrument entered into pursuant to this Agreement), or (B) any current or former officer or director of the Company is a party, in each case, including any Contract which benefits the Company or any of its Subsidiaries, including non-competition and confidentiality agreements;

(xi)         that contains any indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, other than any of such indemnification rights or obligations incurred in the ordinary course of business;

(xii)        any agreement relating to any interest rate, derivatives or hedging transaction;

(xiii)       any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) involving consideration in excess of $5,000,000;

(xiv)      that contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Company or any Subsidiary;

(xv)       involving any financial advisory or any other similar type service and all Contracts with investment or commercial banks;

(xvi)      involving any resolution or settlement of any actual or threatened Action since January 31, 2010;

(xvii)     any Contracts regarding nondisclosure or confidentiality or containing standstill provisions entered into other than in the ordinary course of business;

(xviii)    all Collective Bargaining Agreements or other agreements with any labor union (or any similar agreement with any similar body existing outside the United States);

(xix)       (A) for the employment of any officer of the Company who cannot be dismissed immediately without notice and without liability or obligation of any kind whatsoever in excess of $100,000 and (B) requiring severance payments or payments upon a change-in-control in excess of $100,000 annually;

(xx)        containing a grant by the Company or any of its Subsidiaries to a Person of any right relating to the Company Intellectual Property or any grant to the Company or any of its Subsidiaries of any right relating to the Intellectual Property of any Person;

(xxi)       that is a settlement or similar agreement with any Governmental Authority or an order or consent of a Governmental Authority to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries taken as a whole;

(xxii)      containing a "most favored nation" provision or a similar provision requiring the Company or any of its Affiliates to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons; and

(xxiii)     granting any Person the right of first refusal or first negotiation with regard to the current or future business or products of the Company or any of its Subsidiaries.

Each Contract or commitment that is required to be (1) filed with the Company SEC Reports or (2) set forth in Section 3.12 of the Company Disclosure Schedule, is referred to herein as a "Company Material Contract."

(b)          Except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each Company Material Contract is in full force and effect and is (i) a valid and binding obligation of the Company or its Subsidiary that is a party thereto and (ii) to the Knowledge of the Company, a valid and binding obligation of each other party thereto. None of the Company or any of its Subsidiaries that is a party to any Company Material Contract is in, or alleged to be in, material breach thereof or material default thereunder, and no event or circumstance has occurred that, with or without the giving of notice or the lapse of time or both, would constitute such a material breach or default or result in the termination of or a right of termination or cancellation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit thereunder. None of the Company or any of its Subsidiaries has provided or received any written notice of any intention to terminate any Company Material Contract. To the Knowledge of the Company, no other party to any Company Material Contract is in material breach thereof or in material default thereunder and no event or circumstance has occurred that, with the giving of notice or the lapse of time or both, would constitute such a material breach or default or result in the termination of or a right of termination or cancellation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit thereunder. The Company has delivered or made available to Parent true and complete copies, including all amendments, of each Contract set forth in Section 3.12 of the Company Disclosure Schedule.

Section 3.13 Property. Section 3.13 of the Company Disclosure Schedule sets forth an accurate and complete list of (i) the address of each parcel of real property owned, in whole or in part, by the Company or its Subsidiaries ("Company Owned Real Property") and a list, as of the date hereof, of all Indebtedness secured by an Encumbrance (other than Permitted Encumbrance) thereon and (ii) the address of all material leasehold estates, or other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by or for the Company or its Subsidiaries (the "Company Leased Real Property") and includes the identity of the lessor, lessee and current occupant (if different from the lessee). The Company or its Subsidiaries have made available (or within ten (10) Business Days following the date hereof will make available) to Parent correct and complete copies of all material agreements, together with all amendments, modifications, extensions and supplements thereto, granting to the Company or its Subsidiaries, leasehold interests with respect to the Company Leased Real Property (each, a "Lease," and collectively, the "Leases"). Each Lease grants the tenant thereunder the exclusive right to use and occupy the premises and the tenant enjoys peaceful and undisturbed possession thereof, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Each Lease is in full force and effect and is (i) a valid and binding obligation of the Company or its Subsidiary that is a party thereto and (ii) to the Knowledge of the Company, a valid and binding obligation of each other party thereto except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy the Company Owned Real Property or Company Leased Real Property or any portion thereof. The Company and its Subsidiaries have such good, valid and marketable fee simple title to, or such legal, binding and valid rights by lease or otherwise to use, all assets and properties (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) necessary and desirable to enable the Company and its Subsidiaries to conduct their business as currently conducted, except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. All buildings, structures, fixtures and other improvements on the Company Owned Real Property are in good condition and are in all material respects adequate to operate the business of the Company and its Subsidiaries as currently conducted, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in the Leases, neither the Company nor its Subsidiaries owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to sell or dispose of the Company Owned Real Property and the Company Leased Real Property or any portion thereof or interest therein. No Governmental Authority having the power of eminent domain over any of the Company Owned Real Property has provided written notice to the Company or any of the Company's Subsidiaries that it intends to exercise the power of eminent domain or similar power with respect to all or any part of the Company Owned Real Property.

Section 3.14 Intellectual Property/Information Technology.

(a)          Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all Intellectual Property that is owned by the Company or any of its Subsidiaries (the "Company Owned Intellectual Property") that is registered or subject to an application for registration or that is otherwise material to the business of the Company and its Subsidiaries taken as a whole and (ii) material Intellectual Property that the Company or one of its Subsidiaries is licensed or otherwise permitted by other Persons to use, including, without limitation, all Intellectual Property exclusively licensed to the Company or any of its Subsidiaries (the "Company Exclusively Licensed Intellectual Property").

(b)          Except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (A) the Company or any of its Subsidiaries has the exclusive right, title and interest in, or to the Company Owned Intellectual Property that is (or should have been, pursuant to this Section 3.14) set forth in Section 3.14 of the Company Disclosure Schedule, free and clear of all Encumbrances other than Permitted Encumbrances (B) all Company Owned Intellectual Property that is registered or subject to an application for registration is subsisting, valid and enforceable and (C) the Company or one of its Subsidiaries owns, or is licensed or otherwise permitted to use (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) all Intellectual Property used or held for use in the business of the Company and its Subsidiaries taken as a whole. The use of any Intellectual Property by the Company or its Subsidiaries (x) does not, to the Knowledge of the Company, infringe on or otherwise violate the rights of any Person in respect of any Intellectual Property and (y) is in material compliance with any applicable agreement pursuant to which the Company or any of its Subsidiaries possesses the right to use any Intellectual Property.

(c)          Except as set forth in Section 3.14 of the Company Disclosure Schedule, (1) none of the Company or its Subsidiaries has received during the past three (3) years preceding the date hereof any written notice of any threatened or pending claim with respect to any Intellectual Property used or held for use in the business of the Company and its Subsidiaries challenging the Company's rights in such Intellectual Property or challenging the validity of the Company's Intellectual Property (including, but not limited to, any cancellation, opposition or other action before an intellectual property registry), (2) to the Knowledge of the Company, no Person is infringing on or otherwise violating any right of the Company or its Subsidiaries with respect to any Company Owned Intellectual Property or any Company Exclusively Licensed Intellectual Property, except to the extent such infringement or violation has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and (3) neither the Company nor any of its Subsidiaries has during the past three (3) years preceding the date hereof asserted or threatened to assert any claims of infringement or other violations of its rights in or to the Company Owned Intellectual Property or the Company Exclusively Licensed Intellectual Property.

(d)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, no Company Owned Intellectual Property is being used or enforced in a manner that could reasonably be expected to result in the abandonment, cancellation or unenforceability of such Company Owned Intellectual Property and the Company and its Subsidiaries have timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all Company Owned Intellectual Property that is registered or subject to an application for registration.

(e)          Each of the Company and its Subsidiaries has taken actions reasonably necessary to maintain the secrecy of all Trade Secrets which constitute Company Owned Intellectual Property and all use by or disclosure to any Person of such Trade Secrets has been pursuant to the terms of a valid, written confidentiality agreement with such Person that is legally enforceable by Parent. For purposes of this Agreement, "Trade Secrets" means all nonpublic information, processes, product specifications, formulae, trade secrets, inventions, know-how, customer lists, supplier lists, methods, algorithms, personal data, financial data, databases and other confidential information and rights in any jurisdiction, foreign or domestic, to limit the use or disclosure thereof by any Person.

(f)          Except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries is in compliance with all applicable Laws pertaining to information privacy and security, and the Company and its Subsidiaries' information technology network and assets, to the Knowledge of the Company: (i) operate and perform as required for the conduct of the business of the Company and its Subsidiaries; (ii) have not failed within the past two (2) years; and (iii) have not been the subject of any actual intrusion or unauthorized access.

(g)          For purposes of this Agreement, "Intellectual Property" means all trademarks, service marks, trade names, brand names, Internet domain names, logos, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations or applications for registration in any jurisdiction, foreign or domestic, of the foregoing and any extensions, modifications or renewals thereof; designs, industrial models, all patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, foreign or domestic; all writings and other published or unpublished works of authorship, whether copyrightable or not (including computer software, source code and object code versions thereof and all related documentation), in any jurisdiction, foreign or domestic; all copyrights, any registrations or applications for registration thereof in any jurisdiction, foreign or domestic, and any extensions, modifications or renewals thereof; and all similar intellectual property or proprietary rights, and any Trade Secrets.

Section 3.15 Environmental Liabilities.

(a)          Except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company:

(i)          The Company and each of its Subsidiaries currently is and since January 31, 2008, has been in compliance with all applicable Environmental Laws.

(ii)         The Company and each of its Subsidiaries has obtained and currently possess all Permits required under applicable Environmental Laws, and there are no circumstances which could reasonably be expected to prevent the maintenance and renewal of such permits..

(iii)        No Action (including any revocation proceeding, amendment, procedure, writ or injunction) under Environmental Law is pending, or to the Knowledge of the Company, threatened, concerning or related to the current operations of the Company or its Subsidiaries or any Permit required under applicable Environmental Laws.

(iv)        None of the Company or its Subsidiaries has received any written notice or claim against it since January 31, 2008, alleging a Release or the presence of Hazardous Substances or violation of or liability under any Environmental Laws at any location at any time owned, leased or in control of the Company or any of its Subsidiaries, other than such notices or claims that have been resolved in all respects.

(v)         None of the Company or its Subsidiaries is or may be liable to any Person under any applicable Environmental Law or for any Remedial Measures as a result of a Release or threatened Release of, or exposure to, any Hazardous Substance at any location owned, leased or in the control of the Company or any of its Subsidiaries at any time or the exposure to Hazardous Substances generated by the Company or any of its Subsidiaries. Since January 31, 2008, none of the Company or its Subsidiaries has received any written notice or claim alleging any of the foregoing, other than such notices or claims that have been resolved in all respects.

(vi)        None of the Company or its Subsidiaries is a party to any pending Actions or, to the Knowledge of the Company, the subject of any investigations or threatened Action, notices of noncompliance or violation, or notices of liability or potential liability by any Governmental Authority or Person, relating in any way to any Environmental Laws.

(vii)       To the Knowledge of the Company, there are no facts, circumstances or conditions relating to the past or present business or operations of the Company, any of its Subsidiaries or any of their respective predecessors (including the disposal of any wastes, Hazardous Substances or other materials at any location), or to any real property or facility at any time owned, leased, or operated by the Company, its Subsidiaries or any of their respective predecessors, that would reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law.

(b)          The Company has delivered or made available to Parent complete and accurate copies of any material written reports, studies, analyses, or test or monitoring results possessed or initiated by the Company or any of its Subsidiaries (i) pertaining to Hazardous Substances in, on, or under the real property owned, leased or in control of the Company or any of its Subsidiaries, or (ii) concerning compliance with Environmental Laws by the Company, any of its Subsidiaries, or any other Person for whose conduct the Company is or may be held responsible, in either case which was prepared within the last five (5) years.

(c)          For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)          "Environmental Laws" shall mean any and all Laws, including common law, regulating or imposing liability or standards of conduct concerning Hazardous Substances, pollution or protection of human health or the environment, including surface water, groundwater, ambient air, surface or subsurface soil, natural resources or wildlife habitat.

(ii)         "Hazardous Substances" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, petroleum by-products, petroleum breakdown products, polychlorinated biphenyls, urea-formaldehyde insulation, chemicals, solid wastes, hazardous wastes, toxic substances, asbestos, pollutants, wastes or contaminants defined as such in or regulated under any applicable Environmental Law.

(iii)        "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment.

(iv)        "Remedial Measures" shall mean any measures or actions required or undertaken to investigate, monitor, clean up, remove, treat, prevent, contain or otherwise remediate or address the presence or Release of any Hazardous Substance as required by Environmental Laws.

Section 3.16 Insurance Matters. Section 3.16 of the Company Disclosure Schedule is an accurate and complete list of all material policies of insurance insuring the Company and its Subsidiaries and their respective assets, properties, employees and operations (the "Company Insurance Policies"). Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (i) all such Company Insurance Policies are in full force and effect, (ii) all premiums due and payable under all Company Insurance Policies covering all periods up to and including the date hereof have been paid, and neither the Company nor any of its Subsidiaries is otherwise in breach or default (including any such breach or default with respect to the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default of the Company or any of its Subsidiaries, or permit termination or modification by the insurance carrier, under any Company Insurance Contract, (iii) there is no claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds and (iv) the Company has not received notice of and, to the Knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies. Section 3.16 of the Company Disclosure Schedule sets forth an accurate and complete list as of the date hereof of all pending claims and the claims history of the Company and its Subsidiaries since January 1, 2009 (including with respect to insurance obtained but not currently maintained).

Section 3.17 Company Information. None of the information relating to the Company and its Subsidiaries that is provided by the Company or its Representatives on behalf of the Company specifically for inclusion or incorporation by reference in (a) the Offer Documents or the Schedule 14D-9 will, at the time each such document is filed with the SEC, at any time such document is amended or supplemented, at the time each such document is first published, sent or given to shareholders of the Company and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement (in each case, if required by applicable Law) will, at the date such document is first mailed to the shareholders of the Company and, in the case of the Proxy Statement, at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Offer Documents, the Proxy Statement or the Schedule 14D-9 based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents, the Proxy Statement or the Schedule 14D-9, as applicable.

Section 3.18 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith, Inc. dated October 21, 2012, to the effect that, as of the date thereof and based upon and subject to the various assumptions and limitations set forth therein, the consideration to be received in the Offer and the Merger by the holders of shares of Company Common Stock (other than shareholders that have entered into the Tender Agreement) is fair, from a financial point of view, to such holders.

Section 3.19 Broker's Fees. No broker, investment banker, financial advisor or other Person, acting on behalf of either the shareholders of the Company, the Company or any of their respective Affiliates, other than Merrill Lynch, Pierce, Fenner & Smith, Inc., the fees and expenses of which will be paid by the Company in accordance with the Company's agreements with Merrill Lynch, Pierce, Fenner & Smith, Inc., a copy of which was provided to Parent prior to the date hereof, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions.

Section 3.20 Rule 14d-10(d) Matters. The parties hereto acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company (collectively, the "Arrangements") to certain holders of Company Common Stock and other securities of the Company (the "Covered Securityholders"). The Company represents and warrants that all such amounts payable under the Arrangements (a) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (b) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Company also represents and warrants that (i) the adoption, approval, amendment or modification of each Arrangement since July 19, 2012, has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the "safe harbor" provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Board of Directors of the Company or the Compensation Committee of such Board. True, complete and correct copies of any resolutions of the Board of Directors of the Company or any committee thereof reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement have been delivered to Parent on or prior to the date hereof.

Section 3.21 Related Party Transactions. To the Knowledge of the Company, no officer or director of the Company or any of its Subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, or competitor of the Company or any of its Subsidiaries. Ownership of securities of a company whose securities are traded on a public trading market of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.21.

Section 3.22 Product Liability.

(a)          Except as set forth in Section 3.22(a) of the Company Disclosure Schedule, since January 31, 2010, there have been no legal proceedings or suits by or before any Governmental Authority against or involving the Company or any of its Subsidiaries or concerning any product manufactured, shipped, sold or delivered by or on behalf of any of them relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product manufactured, shipped, sold or delivered by or on behalf of the Company or any of its Subsidiaries or any alleged failure to warn, or any alleged breach of implied warranties or representations, and, to the Knowledge of the Company, none has been threatened.

(b)          Except as set forth in Section 3.22(b) of the Company Disclosure Schedule, since January 31, 2010, to the Knowledge of the Company, there has not been any accident, happening or event that is caused by any hazard or defect in manufacture, design, materials or workmanship including any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of the Company or any of its Subsidiaries which resulted in significant injury or death to any Person or significant damage to any property that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)          Except as set forth in Section 3.22(c) of the Company Disclosure Schedule, since January 31, 2010, there has not been any product recall or similar action conducted with respect to any product manufactured, shipped, sold or delivered by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any investigation or consideration of or decision made by any Person or Governmental Authority concerning whether to undertake or not undertake any such product recall or similar action.

Section 3.23 Certain Business Practices. None of the Company, its Subsidiaries or to the Knowledge of the Company, any of their respective officers, directors, or employees or authorized agents has taken, committed to take or been alleged to have taken any action which would cause the Company, its Subsidiaries or any of their respective officers, directors, or employees or authorized agents to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended from time to time (the "Foreign Corrupt Practices Act"), or any applicable United States or foreign anti-corruption or anti-bribery Laws.

Section 3.24 Export Control and Import Laws. Except as have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company:

(a)          The Company and each of its Subsidiaries have complied with (1) all applicable export and re-export control Laws ("Export Controls"), including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions ("Sanctions Law") maintained by the Treasury Department's Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State and any applicable anti-boycott compliance regulations, in addition to any other applicable export controls or economic Sanctions Laws or regulations and (2) all applicable import Laws ("Import Restrictions"), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(b)          None of the Company or any of its Subsidiaries holds any licenses for the export of goods, services, items, software, technology, or technical data, and no licenses are required by the Company or any of its Subsidiaries in connection with the export of any goods, services, items, software, technology, or technical data to any Person to whom the Company has or is currently exporting.

(c)          The Company and its Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national whether in the United States or abroad absent an export license issued by the relevant U.S. or other Governmental Authority.

(d)          The Company and its Subsidiaries have maintained all records required to be maintained in the Company's and its Subsidiaries' possession as required under all Laws relating to Export Controls or Import Restrictions.

(e)          Neither the Company, nor its Subsidiaries nor their respective officers, directors, employees, and, to the Knowledge of the Company, any other Person acting on their behalf, do any of their business with any of Iran, Cuba, Sudan, Syria, Myanmar, and North Korea.

Section 3.25 Exclusivity of Representations and Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes or has made any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to either Parent or Merger Sub in connection with the Transactions. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to, or use by, Parent, Merger Sub or any other Person of any information outside this Agreement, including any documents, projections, forecasts or other materials made available in a "data room" or management presentation in expectation of the Transactions.

Article IV
Representations and Warranties of Parent and Merger Sub

Except as disclosed (which disclosure of an item or fact shall not be deemed an admission that such item or fact is material to the business of Parent and Merger Sub, individually or taken as a whole) in the disclosure schedule delivered by the Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 4.1 Corporate Organization. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of organization. Each has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing (or the equivalent thereof), in each jurisdiction in which the nature of the business now conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. True, complete and correct copies of (i) the Certificate of Incorporation of Parent (or the equivalent thereof) (the "Parent Certificate") and the Bylaws of Parent (or the equivalent thereof) (the "Parent Bylaws") and (ii) the certificate of incorporation and bylaws or other organizational documents or governing instruments of Merger Sub, in each case as currently in effect, have previously been made available to the Company.

Section 4.2 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of Merger Sub are directly or indirectly owned by Parent. Merger Sub does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase, transfer or issuance of, or the payment of any amount based on, any shares of Merger Sub capital stock, voting securities of or any other equity securities or any securities representing the right to purchase or otherwise receive any shares of Merger Sub capital stock, voting securities of or other equity interests in Merger Sub.

Section 4.3 Authority; No Violation.

(a)          Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the Transactions contemplated hereby (including the Offer and the Merger). The execution and delivery of this Agreement, the performance by each of Parent and Merger Sub of their respective obligations hereunder and the consummation of the Transactions have been duly and validly approved by the board of directors of Parent and Merger Sub, and this Agreement, the Merger and the other transactions contemplated hereby have been adopted and approved by the sole shareholder of

Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub, are necessary to approve this Agreement or to perform their respective obligations hereunder or consummate the Transactions (including the Offer and the Merger). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and subject to general principles of equity).

(b)          Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the performance by each of Parent and Merger Sub of their respective obligations hereunder or the consummation by Parent and Merger Sub of the Transactions will: (i) violate any provision of the Parent Certificate, the Parent Bylaws or the certificate of incorporation or bylaws or other organizational or constitutive documents or governing instruments of Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made: (A) violate or conflict with any Law applicable to Parent, Merger Sub or any of their respective properties, businesses or assets, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, require any consent or approval of any Person under, result in the termination of or a right of termination or cancellation under, the acceleration of the performance required by, or other adverse change of any right or obligation under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, Permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (C) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any asset of Parent or any of its Subsidiaries, except, in the case of the foregoing clause (ii) only, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(c)          No vote of the holders of outstanding securities of Parent is required by the Parent Certificate, Parent Bylaws, by Law or otherwise to approve and adopt this Agreement or to consummate the Transactions.

Section 4.4 Consents and Approvals. No consent, approval, order, notification, Permit or authorization of, action, nonaction by or in respect of, waiver, clearance or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or any of its Subsidiaries (including Merger Sub) in connection with the execution and delivery of this Agreement by Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective obligations hereunder or the consummation by Parent and Merger Sub of the Transactions, except for those required under: (a) the applicable requirements of the HSR Act (including the HSR Approval); (b) the filings pursuant to the Exchange Act as may be required in connection with this Agreement and the Transactions; (c) the filing of the Articles of Merger with the Secretary of State of the State of Oregon and of Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (d) the applicable requirements of the Antitrust Laws of the Governmental Authorities set forth in Section 4.4 of the Parent Disclosure Schedule, (including all Governmental Approvals), and (e) those which if not obtained or made would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.5 Legal Proceedings. There is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or to which any of their respective properties or assets are subject that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. There is no judgment, decree, injunction, rule, writ or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries or any of their respective properties or assets that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.6 Parent Information. None of the information relating to Parent and its Subsidiaries that is provided by Parent or its Representatives specifically for inclusion or incorporation by reference in (a) the Offer Documents or the Schedule 14D-9 will, at the time each such document is filed with the SEC, at any time such document is amended or supplemented, at the time each such document is first published, sent or given to shareholders of the Company and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement (in each case, if required by applicable Law) will, at the date such document is first mailed to the shareholders of the Company and, in the case of the Proxy Statement, at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents, the Proxy Statement or the Schedule 14D-9 based on information supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents, the Proxy Statement or the Schedule 14D-9, as applicable.

Section 4.7 No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub and the negotiation and execution of this Agreement, the performance by Merger Sub of its obligations hereunder and the consummation of the Transactions.

Section 4.8 Sufficient Funds. Parent and its Subsidiaries will have at the Effective Time sufficient funds to pay in full the Offer Price and the Merger Consideration and all other cash amounts to be paid by Parent or Merger Sub pursuant to this Agreement.

Section 4.9 Interested Shareholder. Neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three years prior to the date hereof through the date hereof, an "interested shareholder" of the Company, as such term is defined in Section 60.825 of the OBCA.

Section 4.10 Broker's Fees. No broker, investment banker, financial advisor or other Person acting on behalf of Parent or its Subsidiaries, other than Nomura Securities, the fees and expenses of which will be paid by Parent or its Subsidiaries, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions.

Section 4.11 Exclusivity of Representations and Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided or made available to the Company in connection with the Transactions. Neither Parent nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to, or use by, the Company or any other Person of any information outside this Agreement, including any documents, projections, forecasts or other materials made available in any management presentation in expectation of the Transactions.

Article V
Covenants

Section 5.1 Conduct of Business of the Company. Except as expressly permitted or required by this Agreement or with the prior written consent of Parent (which consent Parent shall use its commercially reasonable efforts to provide or withhold within three (3) Business Days of the Company's request therefor, and which consent otherwise shall not be unreasonably withheld, delayed or conditioned) during the period from the date of this Agreement until the Effective Time, or the date (if any) on which this Agreement is terminated pursuant to Section 8.1, the Company shall, and shall cause each of its Subsidiaries to, (w) conduct its business and operations in the ordinary course in all material respects consistent with past practice, (x) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, (y) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering its material assets and (z)

take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of any party to obtain any necessary approvals of any Governmental Authority required for the Transactions or to perform its covenants and agreements under this Agreement or to consummate the Transactions. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, or the date (if any) on which this Agreement is terminated pursuant to Section 8.1, except as set forth in Section 5.1 of the Company Disclosure Schedule and except as expressly permitted or required by this Agreement or Parent, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent (which consent Parent shall use its commercially reasonable efforts to provide or withhold within three (3) Business Days of the Company's request therefor, and which consent otherwise shall not be unreasonably withheld, delayed or conditioned):

(a)          incur or assume any Indebtedness or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness or other obligations of any other Person (other than a wholly owned Subsidiary of the Company), or make or forgive any loan, advance or capital contribution to, any Person (other than a wholly owned Subsidiary of the Company), except for Indebtedness in an amount that does not exceed $1,000,000 in the aggregate.

(b)          adjust, split, combine or reclassify any of its capital stock, voting securities or other equity interests or make any other change in the capital structure of the Company;

(c)          make, declare, set aside or pay any dividend (with the exception of such dividends as may have been declared but are unpaid as of the date hereof or are consistent with past practice in terms of timing and amount; provided, that the per-share amount of such dividends (which were not yet declared as of the date hereof) shall not exceed $0.35 per quarter), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire (except for the acceptance or withholding of shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any employee or director in connection with the exercise of Company Options or Company SARs or the vesting of Company Restricted Shares in respect of Company Common Stock granted under a Company Benefit Plan), any shares of its capital stock, voting securities or other equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, voting securities or other equity interests (in each case, except dividends paid by any wholly owned subsidiary to its parent);

(d)          issue, sell, pledge, dispose of, grant or subject to any Encumbrance (other than any Permitted Encumbrance) any shares of capital stock or other securities of the Company or any of its Subsidiaries or any subscriptions, options, warrants, calls, rights, "phantom" stock rights, stock appreciation rights, stock-based performance units or other rights of any kind to acquire shares of capital stock or other securities of the Company or any of its Subsidiaries, other than issuances of Company Common Stock pursuant to the exercise of Company Options or Company SARs.

(e)          (i) except (w) as required by applicable Law, (x) for normal promotions or normal performance-related merit based increases in base salaries or base wages made in the ordinary course of business consistent with past practice (including with respect to percentage levels and frequency of increases) with respect to employees or directors of any of the Company or its Subsidiaries, in an aggregate amount that does not exceed $2,500,000 or (y) as required by the terms of any Company Benefit Plan as in effect on the date of this Agreement, increase the wages, salaries or other compensation of any past, present or future employee of any of the Company or its Subsidiaries, or (ii) except as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any other compensation, benefits or other rights of any employee of any of the Company or its Subsidiaries (including, without limitation, any new or increased incentive compensation (cash or equity) or severance entitlement);

(f)          establish, adopt or become a party to any new, or amend or terminate any existing, change-in-control, severance, termination or similar compensation agreement or arrangement with any employee, director or officer of the Company or its Subsidiaries;

(g)          establish, adopt, enter into, materially amend or terminate any employee benefit plan or any Collective Bargaining Agreement, thrift, compensation or other plan, agreement, trust, policy or arrangement for the benefit of any directors, officers or employees of the Company or its Subsidiaries;

(h)          accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or funding or otherwise securing the payment of, any compensation or benefits under any Company Benefit Plan or Non-U.S. Plan;

(i)          enter into, terminate or materially amend any Company Benefit Plan or Non-U.S. Plan;

(j)          hire any person to be employed by the Company or any of its Subsidiaries or terminate the employment of any employee of the Company or any of its Subsidiaries, other than the hiring or firing of non-executive officer employees in the ordinary course of business consistent with past practice;

(k)          (i) sell, transfer, license, lease, mortgage, encumber or otherwise dispose of any properties or assets to any Person, other than (v) sales, transfers, licenses, leases, mortgages, Encumbrances or other disposals to the Company or any of its Subsidiaries, (w) with respect to mortgages and encumbrances, Permitted Encumbrances, (x) leases of real property in the ordinary course of business consistent with past practice, (y) sales of properties or assets with a sale price that does not exceed $1,000,000 individually or $2,000,000 in the aggregate, and (z) sales of inventory in the ordinary course of business; or (ii) cancel, release, settle or assign any claims against any Person that exceed $1,000,000 individually or $2,000,000 in the aggregate;

(l)          enter into or commit to enter into any Contract which, if entered into prior to the date hereof would be required to be set forth in Section 3.12 of the Company Disclosure Schedule, or materially amend, become subject to or terminate, or commit or agree to materially amend, become subject to or terminate, any such Contract, any Company Material Contract, or any Lease;

(m)          enter into any significant new line of business or, except as required by changes in applicable Law, regulation or policies imposed by any Governmental Authority, change in any material respect its current operating policies;

(n)          acquire or make any investment (whether by merger, consolidation, acquisition of stock or assets, joint venture or otherwise) either by purchase of stock or securities, contributions to capital or purchase, in a single transaction or series of related transactions, of any division or business or all or any significant portion of the property or assets of any Person (other than acquisitions of stock, securities, properties or assets not in excess of $1,000,000 individually or $5,000,000 in the aggregate), or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(o)          make any capital expenditure (other than consistent with the Company's existing capital expenditure plans made available to Parent prior to the date hereof) or commitment therefor or enter into any operating lease in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(p)          commence any Action, except (i) with respect to any Action in the ordinary course of business consistent with past practice or (ii) in connection with a breach of this Agreement or related to the Offer or the Merger;

(q)          pay, discharge, settle or satisfy any Action, or liability, except (i) payments, discharges, settlements or satisfactions in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against on the financial statements of the Company, or (ii) any such Actions or liabilities for monetary payment (in excess of insured amounts) of less than $500,000 individually and $2,000,000 in the aggregate and which payments, discharges, settlements or satisfactions do not impose any material restriction or obligation on the Company or any of its Affiliates (including, after the Closing, Parent and its Affiliates);

(r)          form any Subsidiary;

(s)          revalue in any material respect any of its properties or assets, including without limitation write off as uncollectible any notes or accounts receivable, except revaluations and write-offs in the ordinary course of business consistent with past practice;

(t)          amend its articles of incorporation, bylaws or other similar governing documents except as may be necessary to comply with the terms of this Agreement;

(u)          adopt a plan of, or resolutions providing for, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(v)         implement or adopt any change in the Company's or any of its Subsidiaries' Tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(w)          (i) make any Tax election or take any position on a Tax Return filed on or after the date of this Agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is required by applicable Law or the Code, (ii) enter into any settlement or compromise of any Tax liability, (iii) file any amended Tax Return that would result in a change in Tax liability, taxable income or loss, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any Tax liability, or (vi) give or request any waiver of a statute of limitation with respect to any Tax Return, provided, that such election, settlement, amended Tax Return or any other action described in the foregoing portion of this Section 5.1(w) will not require prior written consent of Parent if all such actions, in the aggregate, would not reasonably be expected to result in a cost to the Company and its Subsidiaries in excess of $1,000,000;

(x)          plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of its Subsidiaries (other than routine employee terminations);

(y)          terminate or permit any material Permit to lapse, other than in accordance with the terms and regular expiration of any such Permit, or fail to apply on a timely basis for any renewal of any renewable material Permit;

(z)          (i) abandon, or allow to lapse, any material Company Owned Intellectual Property that is registered or subject to an application for registration, (ii) cause the termination, prior to scheduled expiration, of any license for any material Company Exclusively License Intellectual Property, without any replacement, renewal or extension of such rights, (iii) intentionally disclose or permit the disclosure of any Trade Secrets that constitute material Company Owned Intellectual Property, or (iv) sell, transfer, assign, license or otherwise dispose of the Company Owned Intellectual Property in any way that restricts the Company's use of such Intellectual Property; or

(aa)         enter into any contract or commit or agree (whether or not such contract, commitment or agreement is legally binding) to do, or authorize or adopt any resolutions of the Company or its Subsidiaries in support of, any of the actions prohibited by this Section 5.1.

Section 5.2 No Solicitation of Acquisition Proposals.

(a)           The Company and its Subsidiaries shall immediately cease any and all existing discussions (other than to state the Company's obligations set forth in this Section 5.2) or negotiations with any Persons (other than Parent, Merger Sub and their respective Representatives) conducted heretofore with respect to any Acquisition Proposal. The Company will promptly, following the execution of this Agreement, request the return or destruction (unless limited by the applicable agreement) of all confidential information provided by or on behalf of the Company to all Persons who have had any discussions or negotiations or who have entered into confidentiality agreements with the Company pertaining to any Acquisition Proposal or any similar business combination and otherwise enforce its rights under such confidentiality agreements.

(b)          Subject to Section 5.2(c), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, the Company and its Subsidiaries shall not, and they shall not authorize or knowingly permit their respective directors, officers or other employees, controlled Affiliates, or any investment banker (in its capacity as an investment banker), attorney, accountant, consultant, advisor or other authorized agent or representative retained by any of them (collectively, "Representatives") to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or intentionally induce the making, submission or announcement of, assist or knowingly encourage, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (ii) other than in the ordinary course of business, consistent with past practice, and not with the intent of inducing or encouraging any Acquisition Proposal, furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) or waive restrictions on the use of any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, (iii) participate or engage in discussions (other than discussions with respect to the Company's obligations set forth in this Section 5.2) or negotiations with any Person (other than Parent, Merger Sub and their respective Representatives) with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, or (v) enter into any Contract contemplating or otherwise relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement as contemplated by Section 5.2(c)(ii)).

(c)          Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, prior to the Acceptance Time, the Company, the Company's Subsidiaries, the Company's Representatives and the Company's Subsidiaries' Representatives may, subject to compliance with this Section 5.2(c),

(i) participate or engage in discussions or negotiations with any Person or group of Persons that has made a bona fide Acquisition Proposal after the date of this Agreement not arising from a breach of this Section 5.2 that the Company's Board of Directors (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or would reasonably be expected to lead to a Superior Proposal and/or (ii) furnish to any Person or group of Persons that has made a bona fide Acquisition Proposal after the date of this Agreement not arising from a breach of this Section 5.2 that the Board of Directors of the Company (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or would reasonably be expected to lead to a Superior Proposal, any non-public information relating to the Company and/or any of its Subsidiaries and/or afford to any such Person or group of Persons access to the business, properties, assets, books, records or other nonpublic information, or to any personnel, of the Company and/or any of its Subsidiaries, in each case under this clause (ii) pursuant to a confidentiality agreement no more favorable to the maker of the Acquisition Proposal and no less favorable to the Company and its Subsidiaries than the Confidentiality Agreement (provided, that such confidentiality agreement shall not in any way restrict the Company from complying with its obligations under this Agreement, including with respect to the Company's disclosure obligations to Parent under this Agreement with respect to any Acquisition Proposal) (an "Acceptable Confidentiality Agreement"), a copy of which shall be provided, promptly after its execution, for informational purposes only, to Parent; provided, however, that in the case of any action taken pursuant to the preceding clauses (i) or (ii), (A) the Company shall as promptly as reasonably practicable (and, in any event, within forty-eight (48) hours following receipt of such Acquisition Proposal) give Parent written notice of such Acquisition Proposal and, if applicable, provide Parent with copies of the Acquisition Proposal and any draft agreements relating to the Acquisition Proposal (or, if written copies are unavailable, a summary of the material terms thereof), and (B) promptly after furnishing any nonpublic information or giving access to such Person or group of Persons, the Company shall give such access and furnish such nonpublic information to Parent (which may be by posting such information to a "virtual data room" available to Parent and its Representatives) to the extent such access or information has not been previously furnished to Parent.

(d)          If the Company becomes aware of any receipt by the Company of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the Company shall (A) reasonably promptly (and in any event, within forty-eight (48) hours) notify Parent of the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group of Persons making any such Acquisition Proposal, request or inquiry and (B) provide to Parent as soon as reasonably practicable (and in any event within forty-eight (48) hours) after receipt or delivery thereof copies of any written material (including draft agreements) relating to the material terms and conditions of any Acquisition Proposal exchanged between the Company (or its Representatives), on the one hand, and the Person making such Acquisition Proposal

(or its Representatives), on the other hand. The Company shall keep Parent reasonably informed of any material change in the status or terms of any such Acquisition Proposal, request or inquiry as promptly as reasonably practicable and shall provide any material updates to any documents provided under clause (B) above.

Section 5.3 Company Recommendation.

(a)           Neither the Board of Directors of the Company nor any committee thereof shall (i) withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation or make any public announcement inconsistent with the Company Board Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification), (ii) if a tender offer or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent, fail to file, within ten (10) Business Days following Parent's written request to do so, a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the shareholders reject such Acquisition Proposal, (iii) approve, recommend or declare advisable any Acquisition Proposal made or received after the date hereof, (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement constituting or relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement as permitted under Section 5.2(c)) or (v) fail to include the Company Recommendation in the Schedule 14D-9, (vi) release any Person from, or grant any waiver of, or fail to enforce any standstill or similar agreement, unless the Company's Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that it would be inconsistent with its fiduciary duties under applicable Law not to do so, or (vii) take any action pursuant to which any Person (other than Parent, Merger Sub or their respective Affiliates) or Acquisition Proposal would become exempt from or not otherwise subject to any Takeover Law (any of the actions described in clauses (i) through (vii) of this Section 5.3(a), a "Company Change of Recommendation").

(b)          Notwithstanding Section 5.3(a) or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company's Board of Directors (or any committee thereof) may, in the event that the Company's Board of Directors (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, that a failure to effect a Company Change of Recommendation would reasonably be expected to be inconsistent with its fiduciary duties to the Company and its shareholders under applicable Law, effect any Company Change of Recommendation pursuant to any clause of Section 5.3(a); provided, that (i) the Company has provided at least twenty-four (24) hours prior written notice to Parent that it intends to effect a Company Change of Recommendation, describing in reasonable detail the reasons for such Company Change of Recommendation (a "Recommendation Change Notice") and, in the case of a Superior Proposal, including the material terms and conditions of such Superior Proposal and attach a copy of the most current draft of any written agreement relating thereto (it being agreed that the Recommendation Change Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Company Change of Recommendation for purposes of this Agreement); (ii) if requested by Parent after receipt of such notice, the Company shall have discussed and negotiated in good faith and have made its Representatives available to discuss with Parent's Representatives and negotiate in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Pacific time on the day of delivery by the Company to Parent of such Recommendation Change Notice and ending four (4) Business Days later at 5:00 p.m. Pacific time; provided, however that in the event there is a material change to the facts and circumstances underlying the decision to effect a Company Change of Recommendation (including any amendment to any material term of a Superior Proposal), the Company shall be required to deliver a new Recommendation Change Notice to Parent and to comply again with the requirements of this Section 5.3, except that references to the four (4) Business Day period in this clause; (ii) shall be deemed references to a two (2) Business Day period; and (iii) the Company's Board of Directors (or any committee thereof) shall have determined in good faith (after consultation with outside legal counsel), after considering in good faith the terms of any proposed amendment or modification to this Agreement, that the failure to effect a Company Change of Recommendation would still reasonably be expected to be inconsistent with its fiduciary duties to the Company and its shareholders under applicable Law. Any Company Change of Recommendation shall not change the approval of this Agreement or any other approval of the Board of Directors of the Company in any respect that would have the effect of causing any Takeover Law to be applicable to any of the Transactions. Nothing in this Section 5.3 shall in any way limit or otherwise affect Parent's right to terminate this Agreement under Section 8.1(e).

(c)          Nothing in this Agreement shall prohibit or restrict the Company or the Company's Board of Directors (or any committee thereof) from, without limiting the generality of Section 5.3(a), (i) taking and disclosing to the Company's shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) issuing a "stop look and listen" statement pending disclosure of its position thereunder as contemplated by Rule 14d-9(f) under the Exchange Act.

Article VI
Additional Agreements

Section 6.1 Preparation of the Proxy Statement; Shareholder Meetings.

(a)          If the Company Shareholder Approval is required by applicable Law, including the regulations and requirements of the NYSE, the Company shall, as promptly as reasonably practicable (but in any event no later than thirty (30) days) after the Acceptance Time, in accordance with applicable Laws, the Company Articles and the Company Bylaws, (i) prepare and file with the SEC proxy materials that shall constitute the proxy statement or information statement relating to the matters to be submitted to the shareholders of the Company at the Company Shareholders Meeting (such proxy statement or information statement, and any amendments or supplements thereto, the "Proxy Statement") and (ii) use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders and cleared by the SEC as promptly as possible after the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. Each of the Company and Parent will cooperate with each other and respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. No filing of, or amendment or supplement to (including any response to SEC comments), the Proxy Statement will be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon and giving due consideration to such comments. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or a supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, shall disseminate such amendment or supplement to the shareholders of the Company. The parties shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, as applicable, or for additional information and shall supply each other with copies of all correspondence (including a written summary of any oral communications) between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. The Company shall give the Parent a reasonable opportunity to participate in any discussions or meetings with the SEC with respect to the foregoing.

(b)          If the Company Shareholder Approval is required by applicable Law, the Company shall, as soon as reasonably practicable following the Acceptance Time and whether or not a Company Change of Recommendation shall have occurred, take all actions necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon this Agreement and the Merger (the "Company Shareholders Meeting"), in each case in accordance with applicable Laws, including the regulations and requirements of the NYSE, the Company Articles and the Company Bylaws. In connection with any Company Shareholders Meeting, the Company shall (A) unless there has been a Company Change of Recommendation in accordance with Section 5.3(b) and Section 5.3(c), use its reasonable best efforts to obtain the Company Shareholder Approval and (B) otherwise comply with all legal requirements applicable to such meeting. The Company shall include in the Proxy Statement the Company Recommendation, unless there has been a Company Change of Recommendation in accordance with Section 5.3(b) and Section 5.3(c). Without limiting the generality of the foregoing, unless this Agreement has been terminated pursuant to Section 8.1, the Company shall submit the Merger and this Agreement for the approval of its shareholders at the Company Shareholders Meeting, as applicable, whether or not a Company Change of Recommendation shall have occurred or an Acquisition Proposal shall have been publicly announced or otherwise made known to the Company, its Board of Directors, its Representatives or its shareholders.

Section 6.2 Access to Information; Confidentiality.

(a)          Subject to applicable Laws, the Company shall afford to Parent and its Representatives reasonable access (including, if applicable, the right at Parent's expense to make copies) during normal business hours during the period from the date hereof until the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 to its and its Subsidiaries' properties, books, work papers, operating and financial reports, Tax Returns, Contracts, commitments, Representatives and records and, during such period, the Company shall furnish to Parent promptly all other information concerning its business, properties and personnel as Parent may reasonably request. Each party shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with the confidentiality agreement, dated as of August 2, 2012, between Parent (or its Affiliate) and the Company (as it may be amended from time to time, the "Confidentiality Agreement"). Notwithstanding the foregoing, the Company shall not be obligated to provide any such access or information to the extent that doing so (x) may cause a waiver of an attorney-client privilege or loss of attorney work product protection, (y) would violate a confidentiality obligation to any Person or (z) would violate any Law applicable to it, its Subsidiaries or its business; it being understood and agreed that the Company shall advise Parent in such circumstances that it is unable to comply with Parent's reasonable requests for information or access as a result of attorney-client privilege, confidentiality obligations or applicable Law and the Company shall use its commercially reasonable efforts to generally describe the types of information being withheld. The disclosing party shall be entitled to have its Representatives present at all times during any inspection pursuant to this Section 6.2. No access or information provided pursuant to this Section 6.2 will affect any of the representations or warranties of the parties contained in this Agreement.

(b)          Notwithstanding anything in this Section 6.2 to the contrary, neither Parent nor any of its Representatives shall (i) contact or have any discussions with any of the Company's employees below the level of Vice President, unless in each case an employee at or above the level of Senior Vice President has (A) made such employee available or (B) given written consent to discussions with such employee, (ii) damage any property or any portion thereof, or (iii) perform any onsite procedure or investigation (including any onsite environmental investigation or study) that involves physical disturbance or damage to any property or any portions thereof.

(c)          No access or information provided pursuant to this Section 6.2 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

Section 6.3 Reasonable Best Efforts; HSR Filings; Other Actions.

(a)          Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions, provided, that no such actions shall be required that would reasonably be expected to have a Material Adverse Effect on or with respect to the Company. Without limiting the foregoing but subject to the foregoing proviso, each of the Company and Parent shall (i) use their respective reasonable best efforts to cause the conditions set forth in Article VII and Annex I to be satisfied on a timely basis; (ii) use their respective reasonable best efforts to obtain all necessary actions or nonactions, waivers, clearances, consents and approvals from Governmental Authorities (including the HSR Approval and any other Governmental Approval) and the making of all necessary registrations and filings as may be necessary to obtain an approval or waiver from, or to avoid an Action, as promptly as reasonably practicable, including the payment of any applicable fees (and the parties hereby agree that the Company and its Subsidiaries on one hand, and Parent and its Affiliate on the other hand, shall each be responsible for the payment of their respective fees in connection with any of the filings and submissions referenced in this Section 6.3); (iii) as promptly as reasonably practicable following the receipt thereof, respond to (or properly reduce the scope

of) any formal or informal request for additional information or documentary material received by the Company, Parent or any of their respective Affiliates from any Governmental Authority whether received prior to or after the date of this Agreement; (iv) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of any of the Transactions, in each case until the issuance of a final, non-appealable order, (v) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate any of the Transactions and (vi) consult and cooperate with each other and consider in good faith the views of each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of the Company or Parent or any of their respective Affiliates in connection with proceedings before any Governmental Authority with respect to any of the Transactions contemplated hereby. Each of the Company and Parent shall cooperate with and furnish information to each other to the extent necessary to (x) prepare each filing or submission under any Antitrust Law and, if requested, to promptly amend or furnish additional information thereunder, and (y) keep each other reasonably informed with respect to the status of each action or nonaction, waiver, consent or approval sought from a Governmental Authority, in each case, in connection with the Transactions. Each of the Company and Parent shall, in connection with the Transactions, without limitation: (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority, (2) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Authority, (3) furnish the other party's outside legal counsel with copies of all filings and communications between it and any such Governmental Authority with respect to the Transactions; provided, that such material may be redacted as necessary (I) to comply with contractual arrangements, (II) to address good faith legal privilege or confidentiality concerns and (III) to comply with applicable Law and (4) furnish the other party's outside legal counsel with such necessary information and reasonable assistance as the other party's outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority. Where reasonably practical, none of the parties hereto shall independently participate in any meeting or conversation, or engage in any substantive conversation with any Governmental Authority in respect of any filings, submissions or inquiry without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend and/or participate and, if one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any meetings, conferences or conversations, the attending party shall keep the other reasonably apprised with respect thereto. In connection with and without limiting the first sentence of this Section 6.3, each of the Company, Parent and the respective Boards of Directors of the Company and Parent shall (x) take all action reasonably necessary to ensure that no Takeover Law is or becomes applicable to the Transactions and (y) if any Takeover Law becomes applicable to the Transactions, take all commercially reasonable actions necessary to ensure that the Transactions may be completed as promptly as reasonably practicable on the terms contemplated by this Agreement.

(b)          The Company shall give (or shall cause its Subsidiaries to give) any notices to third parties, and use, and cause its Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents necessary to consummate any of the Transactions; provided, that the Company shall, and shall cause its Subsidiaries to coordinate and cooperate with Parent in determining whether any actions, consents, approvals or waivers are required to be obtained from any Person in connection with consummation of the Merger and in seeking any such actions, consents, approvals or waivers. In the event that the Company or any of its Subsidiaries shall fail to obtain any third party consent described in this Section 6.3(b) that is material to the operations of the Company, the Company shall, or shall cause its applicable Subsidiary to use its commercially reasonable efforts, and take or cause to be taken any such actions reasonably requested by Parent, to minimize any adverse effect upon the Company or its Subsidiaries resulting, or which could reasonably be expected to result, after the Effective Time, as applicable, from the failure to obtain such consent.

(c)          Neither the Company nor Parent shall, nor shall they permit their respective Subsidiaries or Affiliates to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets, if, upon advice of such party's outside legal counsel, the entering into of a definitive agreement relating to or the consummation of such acquisition, would reasonably be expected to materially delay, materially increase the likelihood of not obtaining, or require any action, nonaction, waiver, clearance, consent or approval under the HSR Act or applicable requirements of other applicable Antitrust Laws in connection with the Transactions prior to the Outside Date or (ii) would reasonably be expected to require any action, nonaction, waiver, clearance, consent or approval of any other Governmental Authority with respect to the Transactions.

(d)          Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 6.4 Directors' and Officers' Indemnification and Insurance.

(a)          Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the Transactions or this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries (the "Indemnified Parties") as provided in the Company Articles, the Company Bylaws (or equivalent organizational documents of the Company or any of its Subsidiaries) or in any agreement (a "Company Indemnity Agreement"), each as in effect on the date of this Agreement, shall survive the Offer and the Merger and shall continue in full force and effect in accordance with their terms. The Company has made available to Parent true and complete copies of all Company Indemnity Agreements.

(b)          Without limiting the provisions of Section 6.4(a), from and after the Effective Time and for a period of six (6) years thereafter, the Surviving Entity will (or Parent shall cause the Company or the Surviving Entity, as applicable, to): (i) indemnify, defend and hold harmless to the fullest extent permitted by applicable Law, each Indemnified Party from and against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement (including, in each case, any interest or assessments thereon) in connection with any Action, whether civil, criminal, administrative or investigative, to the extent such Action arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnified Party's capacity as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time; or (B) the Merger, this Agreement and any other Transaction and (ii) provide advancement of expenses (including reasonable attorneys' fees) of any Indemnified Party incurred in connection with any such Action upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(c)          The Surviving Entity will (and Parent shall cause the Company or the Surviving Entity, as applicable, to) provide, for a period of not less than six (6) years after the Effective Time, the Indemnified Parties who are insured under the Company's directors' and officers' insurance and indemnification policy with an insurance and indemnification policy (from either (i) the Company's existing insurance carrier or (ii) an insurance carrier that is reasonably satisfactory to the Company) that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy of the Company; provided, that the cost of such D&O Insurance shall in no event exceed three hundred percent (300%) of the annual premium paid as of the date hereof by the Company for such insurance (which amount is set forth in Section 6.4(c) of the Company Disclosure Schedule). Notwithstanding anything to the contrary in this Agreement, the Company may and at Parent's request shall, prior to the Effective Time, purchase a "tail" directors' and officers' insurance and indemnification policy, provided, that payment for each year of insurance coverage provided by such "tail" directors' and officers' insurance policy shall not exceed three hundred (300%) of the annual premium paid as of the date hereof by the Company. Any such "tail" directors' and officers' insurance and indemnification policy will satisfy the Surviving Entity's obligation under this Section 6.4(c) to provide D&O Insurance. In the event the cap on amounts to be paid for D&O Insurance, whether for a new policy or tail coverage, is reached, the most protective policy of D&O insurance that can be acquired for a premium equal to such cap shall be purchased.

(d)          The Indemnified Parties to whom this Section 6.4 applies shall be third party beneficiaries of this Section 6.4. The provisions of this Section 6.4 are intended to be for the benefit of each Indemnified Party and his or her successors, heirs and Representatives.

(e)          Notwithstanding anything herein to the contrary, this Section 6.4 shall survive the consummation of the Merger and shall be binding, jointly and severally, on all successors and assigns of the Company, the Surviving Entity and its Subsidiaries, and shall be enforceable by the Indemnified Parties and their successors, heirs or Representatives. In the event that the Company or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that such other Person or the successors and assigns of Parent or the Surviving Entity as the case may be shall succeed to its obligations set forth in this Section 6.4.

Section 6.5 Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other Transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not any of the Transactions are consummated.

Section 6.6 Public Announcements. Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, including the Offer and the Merger, and shall not issue any such press release or make any such public statement, nor schedule any press conference or conference call with investors or analysts prior to such consultation, except as Parent or the Company, as applicable, may determine in good faith is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party required to make the release or announcement shall use reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement shall be at the final discretion of the disclosing party. Prior to making any material written communications to the employees of the Company or any of its Subsidiaries relating to the Transactions, the Company shall provide Parent with a copy of the intended communication. The parties agree that the initial press release to be issued with respect to the Transactions shall be a joint press release in the form heretofore agreed to by the parties.

Section 6.7 Employee Matters.

(a)          For the period immediately following the Acceptance Time through December 31, 2013, Parent shall, or shall cause the Surviving Entity or its Subsidiaries to, (i) provide to each individual actively employed by the Company or one of its Subsidiaries as of the Acceptance Time who does not terminate employment prior to becoming an employee of the Surviving Entity (excluding any employee covered under the terms of a Collective Bargaining Agreement) (collectively, the "Covered Employees") with at least the same level of base salary or base wages and (ii) except as set forth in Section 6.7(a) of the Company Disclosure Schedule, provide each Covered Employee with employee benefits and periodic and annual bonus and incentive opportunities that in the aggregate are substantially similar to the employee benefits (excluding any equity-based compensation arrangements, change in control, severance, retention or other benefits with respect to a transaction occurring after the Closing Date) and annual target bonus opportunities provided to such Covered Employee under the Disclosed Company Benefit Plans as in effect immediately prior to the Acceptance Time. Notwithstanding the foregoing, nothing contained in this Agreement shall (i) prevent the amendment or termination of any Company Benefit Plan in accordance with its terms, or interfere with the right or obligation of Parent or the Surviving Entity or any of their respective Subsidiaries to make such changes as are necessary to conform with applicable Law or (ii) limit the right of Parent or the Surviving Entity or any of their respective Subsidiaries to terminate, or change the terms of, the employment of any employee at any time.

(b)          For purposes of determining eligibility to participate, and to the extent that a Covered Employee becomes eligible to participate or commences to participate in an employee benefit plan maintained by Parent or the Surviving Entity, Parent shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with the Company or its Subsidiaries for purposes of eligibility, vesting, level of benefits and benefit accrual (other than benefit accrual under a defined benefit pension plan) under such employee benefit plan to the same extent such service was recognized immediately prior to the Acceptance Time under a comparable Company Benefit Plan in which such Covered Employee was a participant immediately prior to the Acceptance Time, provided, that (A) recognition of such service shall not be required to the extent that the service of employees other than Covered Employees is not so recognized under such employee benefit plans and (B) such recognition of service shall not operate to duplicate any benefits payable to the Covered Employee with respect to the same period of service, and (ii) with respect to any health, dental or vision plan of Parent or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee commences to participate, in the plan year that includes the year in which such Covered Employee commences to participate, (x) cause any pre-existing condition limitations under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the comparable Company Benefit Plan in which such Covered Employee participated immediately prior to such commencement of participation, and (y) recognize any medical or other health expenses incurred by such Covered Employee in the year that includes the date of the Acceptance Time for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries (including the Surviving Entity), to the extent such expenses were recognized under a comparable Company Benefit Plan.

(c)          From and after the Acceptance Time, Parent shall, or shall cause the Surviving Entity to, honor, in accordance with the terms thereof as in effect as of the date hereof each employment or change in control agreement listed in Section 6.7(c) of the Company Disclosure Schedule.

(d)          Prior to the scheduled expiration of the Offer, the Company (acting through its Board of Directors or an appropriate committee thereof) shall take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any Arrangements that have been, or after the date of this Agreement will be, entered into by the Company or any of the Company's Subsidiaries with any Company Security holders and to ensure that any such Arrangements fall within the safe harbor provisions of such rule.

(e)          This Section 6.7 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Agreement, express or implied, is intended: (i) to confer upon any Company Employee or any other Person, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever under or by reason of this Agreement, or (ii) be treated as an amendment or other modification of any Company Benefit Plan or other employee benefit plan or arrangement.

Section 6.8 Notification of Certain Matters. Each party shall give prompt written notice to the other party upon becoming aware of the occurrence or nonoccurrence of any change, effect, event, change in circumstance, occurrence or the discovery of any fact, that would reasonably be expected to (A) cause any of the conditions to Closing set forth in Article VII not to be satisfied and (B) in the case of the Company, cause any of the conditions set forth in Annex I not to be satisfied, (b) of any written communication from any Person alleging that the consent of such Person is required in connection with the Offer or the Merger; (c) of any material written communication from any Governmental Authority related to the Offer or the Merger, and (d) of any proceedings commenced and served or threatened in writing against it or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any section of this Agreement; provided, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder.

Section 6.9 Termination of Certain Indebtedness. Unless Parent notifies the Company in writing no later than seven (7) Business Days prior to the anticipated Acceptance Time that it does not intend to prepay the Indebtedness and other obligations of the Company and its Subsidiaries under, and terminate the Company Loan Agreement and all related agreements on or prior to Closing, the following provisions of this Section 6.9 shall apply. The Company shall use its reasonable best efforts to deliver to Parent, (A) at least four (4) Business Days prior to the anticipated Acceptance Time, executed prepayment notices and (B) at least two (2) Business Days prior to the Acceptance Time, the final form of payoff letters to be executed by third-party lenders or an agent, if applicable, on their behalf, in form and substance reasonably satisfactory to Parent and the Company, with respect to all Indebtedness and other obligations of the Company and its Subsidiaries under the Company Loan Agreement, provided, that the Company shall not be required to deliver any prepayment notice or payoff letter unless the requisite lenders under the Company Loan Agreement acknowledge and agree that such prepayment or payoff is not irrevocable and that prepayment of the Company Loan Agreement shall not be required unless and until the Acceptance Time occurs. Parent and the Company shall use reasonable best efforts to procure that such payoff letters shall (i) provide for a mutually reasonably satisfactory arrangement (which arrangement may include replacement or backstop letters of credit issued under Parent's credit facility) with respect to, any letters of credit issued for the Company or any of its Subsidiaries (including any letters of credit issued under the Company Loan Agreement) and (ii) correctly specify the amounts, including any applicable premiums, fees and expenses, if any, necessary to repay such Indebtedness and completely discharge the obligations of the Company and its Subsidiaries with respect to such Indebtedness and release any Encumbrances on the assets and properties of the Company and its Subsidiaries relating to such Indebtedness. Subject to its receipt of the payoff letters referred to in this Section 6.9, in form and substance reasonably satisfactory to Parent and the Company and duly executed by the applicable lenders, the Company shall discharge such Indebtedness at the Acceptance Time and implement such mutually satisfactory arrangement (which arrangement may include replacement or backstop letters of credit issued under Parent's credit facility) with respect to, any letters of credit in accordance with instructions as may be provided in such payoff letters and, unless otherwise requested by Parent, permanently terminate the Company Loan Agreement and all related agreements.

Section 6.10 Stock Exchange Delisting. The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, at such times as may be necessary or advisable, all actions reasonably necessary on its part under applicable Laws (including the rules and regulations of the NYSE) to cause the delisting of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.11 Shareholder Litigation. The Company shall provide Parent with ongoing updates and information regarding any shareholder litigation that may be brought against the Company or any of its directors and/or officers in connection with the Transactions. The Company shall consult with Parent regarding all significant strategic issues in connection with such litigation and shall not settle any such litigation without the prior written consent of Parent, which consent shall not be unreasonably withheld.

Article VII
Conditions Precedent

Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by such party at or prior to the Closing of the following conditions:

(a)          Shareholder Approval. Unless the Merger is consummated pursuant to Section 60.491 of the OBCA as contemplated by Section 1.5 of this Agreement, the Company Shareholder Approval shall have been obtained in accordance with applicable Law.

(b)          Tender Acceptance. Merger Sub (or Parent on Merger Sub's behalf) shall have accepted for payment all shares of Company Common Stock validly tendered (and not properly withdrawn) pursuant to the Offer.

(c)          No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court or other Governmental Authority of competent jurisdiction or any statute, law or other legal restraint or prohibition (collectively, "Restraints") shall be in effect that would restrain, enjoin, prohibit or otherwise make illegal the consummation of the Merger or the other Transactions.

Article VIII
Termination, Amendment and Waiver

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, except to the extent otherwise set forth below, whether before or after receipt of the Company Shareholder Approval (to the extent required by applicable Law), with any termination by Parent also being an effective termination by Merger Sub:

(a)          by mutual written consent of Parent and the Company;

(b)          by either Parent or the Company:

(i)          at any time after the Outside Date, if the Acceptance Time shall not have occurred on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any covenants or agreements of such party set forth in this Agreement has been a proximate cause of or materially contributed to the failure of the Acceptance Time to have occurred on or prior to the Outside Date;

(ii)         if any Restraint having the effect of permanently restraining, enjoining, or otherwise prohibiting any of the Transactions shall be in effect and shall have become final and nonappealable; or

(iii)        if the Offer shall have expired or been terminated in accordance with the terms of this Agreement and Annex I, without any shares of Company Common Stock being purchased thereunder; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose failure to fulfill in any material respect any covenants or agreements of such party set forth in this Agreement has been a proximate cause of or materially contributed to the failure of the Acceptance Time to have occurred.

(c)          by Parent, at any time prior to the Acceptance Time, if there is any breach or inaccuracy of any of the representations or warranties set forth in Article III or if the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would give rise to the failure of a condition set forth in Annex I and (ii) is incapable of being cured, or is not cured (in each case, to the extent necessary to satisfy the applicable condition set forth in Annex I), by the Company within thirty (30) days following receipt of written notice from Parent of such breach, inaccuracy or failure to perform;

(d)          by the Company, at any time prior to the Acceptance Time, if there is any breach or inaccuracy of any of the representations or warranties set forth in

Article IV or if Parent or Merger Sub shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which breach, inaccuracy or failure to perform (i) has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent and (ii) is incapable of being cured, or is not cured by Parent within thirty (30) days following receipt of written notice from the Company of such breach, inaccuracy or failure to perform;

(e)          by Parent, at any time prior to the Acceptance Time, if (i) the Company's Board of Directors shall have effected a Company Change of Recommendation or failed to reaffirm the Company Recommendation within ten (10) Business Days after an Acquisition Proposal shall have been made public, (ii) the Company shall have materially breached its obligations under Section 5.2, or (iii) the Company shall have failed to include the Company Recommendation in the Schedule 14D-9; or

(f)          by the Company, at any time prior to the Acceptance Time, in order to concurrently enter into a definitive agreement to effect a Superior Proposal; provided, that in order for the termination of this Agreement pursuant to this Section 8.1(f) to be effective, the Company and its Board of Directors shall have complied with the procedures and obligations set forth in Section 5.2(d) with respect to such Superior Proposal and the Company shall have concurrently paid to Parent the Termination Fee as required by Section 8.2(c).

A party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.2 Fees and Expenses.

(a)          Except as set forth in this Section 8.2, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party, incurring such expenses whether or not the Offer or the Merger is consummated.

(b)          In the event that (i) this Agreement is terminated by (A) either Parent or the Company pursuant to and in accordance with Section 8.1(b)(i) or Section 8.1(b)(iii) and at the time of such termination pursuant to Section 8.1(b)(iii) the Minimum Tender Condition is not satisfied, or (B) by Parent pursuant to Section 8.1(c), (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal involving the Company shall have been made to the Company or the Board of Directors of the Company and not withdrawn or a third party shall have publicly disclosed and not withdrawn a bona fide Acquisition Proposal (the party making such public disclosure being referred to herein as the "Pre-Termination Bidder"), and (iii) within twelve (12) months following the termination of this Agreement, the Company enters into or completes a transaction to effect an Acquisition Proposal with the Pre-Termination Bidder, or with any other third party that has submitted an Acquisition Proposal at any time on or prior to the date that is three (3) months after the date of termination of this

Agreement (which shall be the date of receipt by the applicable party of a termination notice pursuant to Section 8.1) (including prior to the date of termination), then the Company shall pay to Parent $30,360,969 (the "Termination Fee") by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after the earlier of the date the Company enters into such definitive agreement or the date of the completion of such transaction; provided, however, that if Parent fails to deliver its wire instructions within twenty-four (24) hours of a request for such instructions by the Company, the Company shall pay to Parent the Termination Fee within one (1) Business Day following receipt of such wire instructions.

(c)          In the event that this Agreement is terminated by Parent pursuant to and in accordance with Section 8.1(e), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent.

(d)          In the event that this Agreement is terminated by the Company pursuant to and in accordance with Section 8.1(f), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent concurrently with the termination of this Agreement; provided, that if Parent fails to deliver its wire instructions within twenty-four (24) hours of a request for such instructions by the Company, the Company shall pay to Parent the Termination Fee within one (1) Business Day following receipt of such wire instructions.

(e)          Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 8.2 are an integral part of the Transactions, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company fails promptly to pay the Termination Fee due pursuant to Section 8.2, and, in order to obtain such payment, Parent commences a Proceeding that results in an award against the Company for such fee, then the Company shall pay Parent, such party's costs and expenses (including reasonable attorneys' fees and expenses) in connection with such Proceeding, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. It is acknowledged and agreed that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which the Termination Fee is payable.

(f)          Notwithstanding anything to the contrary in this Agreement (but subject to Section 9.7), (x) if the Company pays the Termination Fee, then such payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates or successors, and (y) if Parent or Merger Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Termination Fee under Section 8.2, the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub in respect of any such breaches of this Agreement. In no event shall the Company be required to pay the Termination Fee on more than one occasion.

Section 8.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no further force or effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, provided that the provisions of Section 1.1(g), Section 6.5, Section 8.2, this Section 8.3, Article IX, and the second sentence of Section 6.2(a) shall survive such termination; and provided further, that nothing herein shall relieve any party from any liability for any willful and material breach hereof prior to such termination. For purposes of this Agreement, "willful and material breach" shall mean a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 8.4 Amendment. Subject to Section 1.3(b), this Agreement may be amended by the parties hereto at any time before or after receipt of the Company Shareholder Approval, to the extent required by applicable Law; provided, however, that after any such approval has been obtained, there shall be made no amendment that by Law requires further approval by the shareholders of the Company or Parent without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) subject to Section 1.1(b) and the proviso to the first sentence of Section 8.4, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Article IX
Miscellaneous

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of the covenants set forth in Section 6.2 (Access to Information; Confidentiality), Section 6.4 (Directors' and Officers' Indemnification and Insurance), Section 6.5 (Fees and Expenses) and any other covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.2 Notices. All notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered personally, facsimiled (with electronic confirmation), mailed by certified or registered mail (postage prepaid, return receipt requested), sent by an internationally recognized overnight courier service (providing proof of delivery) or by email transmission (with copies by overnight courier service or registered mail) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be effective and deemed to have been given (a) immediately when sent by facsimile or email between 9:00 A.M. and 6:00 P.M. in the place of receipt on any Business Day (and when sent outside of such hours, at 9:00 A.M. (in the place of receipt) on the next Business Day), and (ii) when received if delivered personally or overnight courier service or certified or registered mail on any Business Day:

if to Parent or Merger Sub, to:

Toyota Industries Corporation

Legal Department

2-1 Toyoda-cho, Kariya-shi

Aichi, 448-8671, Japan

Facsimile No.: +81 566 27 5656

Attention:   Hirotoshi Nakamura

Email:         hirotoshi.nakamura@mail.toyota-shokki.co.jp

with a copy to (which copy shall not constitute notice or service of process):

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Facsimile No.: (212) 354-8113

Attention:   John M. Reiss, Esq.

Email:         jreiss@whitecase.com

and if to the Company, to:

Cascade Corporation

Mailing address:

P.O. Box 20187

Portland, Oregon 97294-0187

Facsimile No.: (503) 669-6716

Attention:        Robert C. Warren, Jr.

   Email:    bob.warren@cascorp.com

Street address:

2201 NE 201st Avenue

Fairview, OR 97024

with a copy to (which copy shall not constitute notice or service of process):

Miller Nash LLP

111 S.W. Fifth Avenue, Suite 3400

Portland, Oregon 97204

Facsimile No.: (503) 224-0155

Attention:  Jack B. Schwartz, Esq.

    Email:    jack.schwartz@millernash.com

    David G. Post, Esq.

    Email:    david.post@millernash.com

Section 9.3 Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile or electronic transmission), all of which shall be considered one and the same agreement and each of which shall be deemed to be an original, and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties.

Section 9.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement; (b) are not intended, and shall not be deemed, to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, benefits or remedies, other than (i) the rights to indemnification and insurance pursuant to Section 6.4 hereof (of which the Persons entitled to indemnification are the intended beneficiaries); and (ii) after the Effective Time, the rights of the Company's shareholders to receive the Merger Consideration and of the holders of Company Stock Options and Company SARs to receive the benefits of Article II hereof.

Section 9.5 Governing Law. This Agreement and any dispute arising out of, relating to or in connection with this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Oregon or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, that any disputes with respect to, arising out of, relating to, or in connection with fiduciary duties of the members of the Board of Directors of the Company or any other provisions herein that are required by the "internal affairs doctrine" to be governed by the Laws of the State of Oregon shall be governed by such Laws of the State of Oregon, but only to the extent so required.

Section 9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent or to any Affiliate of which Merger Sub is a wholly-owned Subsidiary, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.7 Enforcement of the Agreement; Consent to Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. It is accordingly agreed that the parties shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. In addition, each of Parent, Merger Sub and the Company irrevocably (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware) with respect to any dispute arising out of, relating to, or in connection with this Agreement or the Transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any Action arising out of, relating to or in connection with this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware). The parties irrevocably and unconditionally waive any objection to the laying of venue of any Action arising out of this Agreement or the Transactions in the Court of Chancery of the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware), and hereby further irrevocably and unconditionally waive and agree not to assert by way of motion, defense or otherwise in any such court that (i) such party is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) such party or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) any such Action brought in any such court has been brought in an inconvenient forum, (iv) that the venue of the such Action is improper, or (v) that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by such courts. The consents to jurisdiction set forth in this Section 9.7 shall not constitute general consents to service of process in the jurisdictions specified above and shall have no effect for any purpose except as provided in this Section 9.7 and shall not be deemed to confer rights on any Person other than the parties hereto. Each of the Company, Parent and Merger Sub hereby agrees that in addition to any other legally permissible means of service, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the Transactions, including the Merger.

Section 9.8 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.9 Severability. If any term or other provision of this Agreement, or the application thereof, becomes or is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the extent possible.

Section 9.10 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)          an "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; and for purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that, solely for purposes of Section 3.12(a)(x), an Affiliate of any Person shall also include any Person that directly or indirectly owns, or in which such Person directly or indirectly owns more than five percent (5%) of any class of capital stock or other equity interest of such Person.

(b)          "Antitrust Law" means the HSR Act and the other Laws set forth in Section 1.1 of the Parent Disclosure Schedule;

(c)          "Acquisition Proposal" shall mean any written, bona fide offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

(d)          "Acquisition Transaction" shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition by any Person or "group" (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of twenty percent (20%) or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company (determined by value, measured by the greater of the book or fair market value thereof), (ii) any tender offer or exchange offer by any Person or "group" (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or "group" beneficially owning twenty percent (20%) or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) of the consolidated assets of the Company (determined by value, measured by the greater of the book or fair market value thereof); (iii) a merger, consolidation, amalgamation, share exchange, joint venture, business combination or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of Company (determined by value, measured by the greater of the book or fair market value thereof), pursuant to which the shareholders of the Company immediately preceding such transaction hold, directly or indirectly, less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; (iv) a sale, transfer, exchange, acquisition or disposition of more than twenty percent (20%) of the consolidated assets of the Company (determined by value, measured by the greater of book or fair market value thereof); or (v) a liquidation, dissolution or other winding up, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of Company (determined by value, measured by the greater of book or fair market value thereof).

(e)          "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Portland, Oregon are authorized or required by applicable Law to close; provided that if on a particular day on which an action is required to be taken or a period for an action is ending is a day on which commercial banks in Japan are authorized or required to be closed, then the action shall be required or the period closed on the next Business Day.

(f)          "Collective Bargaining Agreement" means any and all Contracts that have been entered into between (i) the Company or its Subsidiaries, on one hand and (ii) any employee representative, or any industry-wide or nation-wide agreement governing labor or employment relations to which the Company or its Subsidiaries is subject or bound.

(g)          "Company Benefit Plan" means each written or oral employee pension, profit sharing, bonus, deferred compensation, incentive compensation, stock purchase, stock bonus, restricted stock, stock option or other equity-based arrangement and any employment, termination, retention, change in control, severance, health, welfare, death benefit, retirement, savings or fringe employee benefit plans, agreements, practices or arrangements, including any "employee benefit plans" as defined in Section 3(3) of ERISA, whether or not subject to ERISA, maintained by the Company or any Affiliate thereof (including, for this purpose and for the purpose of all of the representations in Section 3.9, any predecessors to the Company or its Affiliates and all employers (whether or not incorporated) that would be treated together with the Company and/or any such Affiliate as a single employer within the meaning of Section 414 of the Code) or to which the Company or any Affiliate thereof contributes (or has any obligation to contribute), has or could have any liability or is a party or to which the Company or any of its Affiliates contributes or is obligated to contribute, has or could have any liability or is a party;

(h)          "Company Loan Agreement" means the Loan Agreement dated as of August 29, 2011, among the Company as borrower; various financial institutions as are or may become parties thereto; Bank of America, N.A., as Swing Line Lender, L/C Issuer and a Lender, Union Bank, N.A., as a Lender, Bank of America, N.A. as Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated as Sole Lead Arranger and Sole Book Manager, and Union Bank, N.A. as Senior Managing Agent;

(i)          "Contract" shall mean any agreement, contract, subcontract, lease, guarantee, understanding, arrangement, instrument, note, obligation, option, warranty, insurance policy, benefit plan or other legally binding commitment, whether oral or in writing, and any amendments to the foregoing;

(j)          "Final Order" means an Action by the relevant Governmental Authority that is legally effective as of the Acceptance Time and has not been reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which any waiting period prescribed by Law before the Transactions may be consummated has expired and as to which all conditions to the consummation of such Transactions prescribed by Law have been satisfied;

(k)          "Governmental Approval" means that the approvals and consents of all Governmental Authorities set forth in Section 4.4 of the Parent Disclosure Schedule shall have been obtained (including the expiration or termination of any applicable waiting period, together with any extensions thereof), and such approvals shall have been Final Orders, and such approvals shall not, and no order, Action or regulatory condition of a regulatory body shall, impose any terms or conditions that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole;

(l)          "HSR Approval" means the expiration or early termination of the applicable waiting periods required pursuant to the HSR Act;

(m)          "Indebtedness" of any Person means, without duplication: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by a note, bond, debenture, mortgage, debt security or similar instrument; (b)

all obligations, contingent or otherwise, relative to the face amount of all letters of credit, bonds (including surety bonds) and similar obligations, whether or not drawn, and banker's acceptances issued for the account of such Person; (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities; (d) all obligations of such Person in the nature of overdrafts; (e) net liabilities of such Person under all hedging obligations; and (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price (including all seller notes and "earn-out" payments, whether or not matured) of property or services (excluding open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services), (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) indebtedness (excluding prepaid interest thereon) secured by any Encumbrance on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (i) direct or indirect guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (h) above, and with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (h) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto;

(n)          "Knowledge" means the actual knowledge of (i) with respect to the Company, the individuals set forth in Section 9.10(n) of the Company Disclosure Schedule and (ii) with respect to Parent, the individuals set forth on Section 9.10(n) of the Parent Disclosure Schedule;

(o)          "Material Adverse Effect" with respect to the Company, any change, effect, event, circumstance, occurrence, fact, state of facts or development that, either individually or in the aggregate, (A) would prevent or materially impair the ability of the Company to consummate the Transactions contemplated hereby or (B) is material and adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence, state of facts or development to the extent arising out of or resulting from (1) general business or economic conditions or conditions in the capital, financial, banking or currency markets, (2) changes generally affecting the industry in which the Company or any of its subsidiaries operates, (3) any outbreak, escalation or worsening of hostilities or war (whether declared or not declared) or act of terrorism or sabotage, (4) earthquakes, hurricanes, tornadoes or other natural disasters, (5) changes or proposed changes in Laws or GAAP, (6) the announcement or existence of this Agreement and the Transactions contemplated hereby (including any change in the relationship of the Company or any of its subsidiaries with their respective customers, suppliers, employees, or investors as a result thereof), (7) the failure, in and of itself, of the Company to meet any projections of earnings, revenues or other financial measures (whether prepared by the Company or any third party) or changes in any such projections, or (8) any change in the market price of the Company's Common Stock on the public markets; provided, however, that in the case of clauses (1) through (4), if such change, effect, event, circumstance, occurrence, fact, state of facts or development specifically relates to or has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other similarly situated Persons, then the disproportionate effect on the Company and its Subsidiaries of such change, effect, event, circumstance, occurrence, fact, state of facts or development shall also be considered in determining whether there has been, or is, or could reasonably be expected to occur, a Material Adverse Effect, and (ii) with respect to Parent, any change, effect, event, circumstance, occurrence, state of facts or development that, either individually or in the aggregate, would prevent or materially impair the ability of Parent to consummate the Transactions contemplated hereby;

(p)          "Non-U.S. Plans" means any Company Benefit Plan operated exclusively or primarily for the benefit of employees of the Company or its Subsidiaries who are outside the U.S.;

(q)          "OBCA" means Oregon Business Corporation Act;

(r)          "Pensions Regulator" means the body established under Part 1 of the UK Pensions Act 2004;

(s)          "Permitted Encumbrance" means (i) liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the financial statements of the Company in conformity with GAAP, consistently applied, (ii) mechanics', or other like statutory liens arising or incurred in the ordinary course of business consistent with past practice, in each case which are not due and payable or are subject to dispute and with respect to which reserves have been established in accordance with GAAP, consistently applied, (iii) for purposes of Article III and Section 5.1, (iv) with respect to real property owned or leased by the Company, easements, covenants, and other similar restrictions incurred in the ordinary course of business; provided, that no Permitted Encumbrance (x) shall materially interfere with the value or any current use by the Company or any of its Subsidiaries of the assets, properties or rights affected thereby or (y) has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company;

(t)          "Person" means an individual, corporation, partnership (including a limited liability partnership), limited liability company, joint venture, association, trust, unincorporated organization, a Governmental Authority or other entity or a group of any of the foregoing;

(u)          "Subsidiary" means, with respect to any Person, (i) any other Person of which securities or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities, are owned directly or indirectly by such Person; and

(v)         "Superior Proposal" shall mean any bona fide written Acquisition Proposal made after the date hereof for an Acquisition Transaction which (A) if consummated, would result in the Person (or in the case of a direct merger between such Person or any Subsidiary of such Person and the Company, the stockholders of such Person) owning, directly or indirectly, a majority of the outstanding shares of Company Common Stock or all or substantially all of the consolidated assets of Company and its Subsidiaries (determined by value, measured by the greater of the book or fair market value thereof), (B) did not result from a breach of Section 5.2 hereof and (C) on terms that the Board of Directors of the Company (or any committee thereof) shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal, financial, regulatory and other aspects of such Acquisition Proposal that the Company's Board of Directors deems appropriate, including the likelihood and timing of consummation of such Acquisition Transaction and any termination fees, expense reimbursement provisions and other conditions to consummation, (i) is reasonably likely to be consummated in accordance with its proposed terms, taking into account all financial, legal, regulatory and other aspects and conditions of such proposal that the Board of Directors of the Company (or such committee) considers relevant, and (ii) would be more favorable to the Company's shareholders (in their capacity as such) from a financial point of view, other than Parent and its Affiliates, than the transactions contemplated by this Agreement, taking into account all financial, legal, regulatory and other aspects and conditions of such proposal that the Board of Directors of the Company (or such committee) considers relevant (after giving effect to all adjustments to the terms thereof which may be offered by Parent); and

(w)          "UK Plan" means the Kenhar Products Limited Pension Scheme operated by the Company for the majority of its employees in the U.K.

Section 9.11 Interpretation. The words "hereof," "herein," "hereby," "herewith" and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and this "Agreement" or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented. Article, section and schedule references are to the articles, sections and schedules of this Agreement unless otherwise specified, are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The phrases "the date of this

Agreement," "the date hereof," "of even date herewith" and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference to "Dollars," "dollars," or "$" without more are to the lawful currency of United States of America. Any reference in this Agreement to a number of days shall refer to calendar days unless Business Days are specified, and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day. Any reference to a date or time shall be deemed to be such date or time in the Pacific time zone, unless otherwise specified. The phrases "delivered" or "made available" shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of "made available" to Parent or Merger Sub, material that has been posted, retained and thereby made available to Parent or Merger Sub through the on line "virtual data room" established by the Company). Any reference to "writing" or comparable expressions include a reference to facsimile transmission or comparable means of communication (including email, provided, that the sender complies with the provisions of Section 9.2 hereof). The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

TOYOTA INDUSTRIES CORPORATION

By:	/s/ Tetsuro Toyoda

Name: Tetsuro Toyoda
Title: President

INDUSTRIAL COMPONENTS AND ATTACHMENTS II, INC.

By:	/s/ Kyoichi Maruyama

Name: Kyoichi Maruyama
Title: President

CASCADE CORPORATION

By:	/s/ Robert C. Warren, Jr.

Name: Robert C. Warren, Jr.
Title: President and Chief Executive Officer

Annex I

CONDITIONS TO THE OFFER

Notwithstanding any other provision of this Agreement or the Offer, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any shares of Company Common Stock validly tendered and not properly withdrawn pursuant to and prior to the expiration of the Offer unless each of the following conditions shall have been satisfied:

(a)          Minimum Tender Condition. Company shareholders shall have validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock which, together with the shares of Company Common Stock then owned by Parent and its subsidiaries (including Merger Sub), represents at least a majority of the then outstanding shares of Company Common Stock on a fully diluted basis (which expressly includes all shares issuable pursuant to warrants, options, benefit plans, all then outstanding Company Options and Company SARs, and other securities convertible into or exercisable for Company Common Stock, whether or not then vested or exercisable) (the "Minimum Tender Condition").

(b)          Governmental Approval Condition. The HSR Approval and all other Governmental Approvals shall have been obtained (the "Governmental Approval Condition").

(c)          Other Conditions.

(i)          (A) No Action by a Governmental Authority shall be pending (1) restraining, enjoining, prohibiting or otherwise making illegal the consummation of the Transactions, (2) seeking to impose limitations on the ability of Parent or Merger Sub effectively to exercise full rights of ownership of the Company Capital Stock, including, without limitation, the right to vote any Company Capital Stock acquired by Merger Sub or Parent on all matters properly presented to the Company's shareholders, or (3) that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Company and (B) no Restraint shall be in effect (1) restraining, enjoining, prohibiting or otherwise making illegal the consummation of the Transactions, or (2) that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clause (A) above;

(ii)         As of the date of this Agreement and as of the Acceptance Time (in each case except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time), (A) the representations and warranties of the Company set forth in the first sentence of Section 3.1 and in Section 3.2, Section 3.3 and Section 3.6(a) of this Agreement shall be true

Annex I-1

and correct in all respects, (B) the representations and warranties of the Company set forth in Section 3.17, Section 3.18 and Section 3.19 of this Agreement shall be true and correct in all material respects, and (C) the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, except where the failure of such representations and warranties to be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" or similar qualifier set forth therein) has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(iii)        The Company shall have performed or complied in all material respects with all agreements and covenants to be performed by it under this Agreement at or prior to such time.

(iv)        This Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer in accordance with the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, other than the Minimum Tender Condition and the Government Approval Condition, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms and conditions of this Agreement and to the extent permitted by applicable Law. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the agreement to which it is annexed.

Annex I-2

EXHIBIT A

Tender Agreements

[Filed as Ex. 10.1 to this Current Report on Form 8-K]

A-1